SECURITIES AND EXCHANGE COMMISSION

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AMENDMENT 3 TO FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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Rockelle Corp.
(Exact Name of Small Business Issuer in its Charter)

DELAWARE	(9995)	98-0407800
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

162 Miller Place Road
Miller Place, New York 11764
(631) 244-9841

(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

162 Miller Place Road
Miller Place, New York 11764
(631) 244-9841

(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

GREGG E. JACLIN, ESQ.
ANSLOW & JACLIN, LLP
195 ROUTE 9, SUITE 204
MANALAPAN, NEW JERSEY 07726

TELEPHONE NO.: (732) 409-1212
FACSIMILE NO.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_| If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE (3)

Common Stock, par value, $.001 (4)	6,077,510.07		$425,285	$13.06
Common Stock, par value $.001 (5)	2,857,143.07		$200,000	$6.14
Common Stock, par value $.001 (6)	3,000,000.07		$210,000	$6.45
Common Stock, par value $.001 (7)	4,000,000.07		$280,000	$8.60
Total	15,932,653.07		$1,115,286	$34.24

(1)  The shares of our Common Stock being registered hereunder are being registered for resale by the selling securityholders named in the prospectus. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions. For purposes of estimating the number of shares of our Common Stock to be included in this registration statement, we calculated a good faith estimate of the number of shares that we believe may be issuable pursuant to the equity line financing to account for market fluctuations. Should we have insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.
(2)   The price of $.07 per share is being estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act and is based on the estimated conversion price of the callable secured convertible notes.
(3)   In accordance with Rule 457(g), the registration fee for these shares is calculated based upon a price which represents the highest of: (i) the price at which the warrants or options may be exercised; (ii) the offering price of securities of the same class included in this registration statement; or (iii) the price of securities of the same class, as determined pursuant to Rule 457(c).
(4)   Represents shares issued to certain investors in our offering completed in March 2006, as well as the shares issuable upon conversion of Convertible Promissory Note to these investors.
(5)   Represents shares issued to Gerard Stephan, President and CEO, in lieu of his $200,000 salary under the Employment Agreement for the fiscal year ended December 31, 2006.
(6)   Represents 3,000,000 shares of common stock issuable in connection with an agreement with Surety Financial Group.
(7)   Represents shares underlying a warrant to one holder.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED MAY , 2007

PROSPECTUS

ROCKELLE CORP.

15,932,653 SHARES OF COMMON STOCK

Our selling security holders are offering to sell 6,077,510 shares of common stock issuable in connection with the conversion of promissory notes. It also relates to an additional 2,857,143 shares held by our sole officer and director, 4,000,000 shares pursuant to an outstanding warrant and 3,000,000 shares to be issued pursuant to a consulting agreement.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 3.

NEITHER THE SECURITES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 21, 2007

Our shares of common stock are quoted on the OTC Bulletin Board under the symbol “RKLC.” The last reported sale price of our common stock on May 21, 2007 was $0.10.

We will receive no proceeds from the sale of the shares by the selling stockholders.

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ABOUT OUR COMPANY

Rockelle Corp., formerly known as Serie Inc., was incorporated on September 19, 2003 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. On May 12, 2004, pursuant to an agreement between us, Scott Raleigh and Gerard Stephan (“Agreement”), Gerard Stephan purchased all of our issued and outstanding shares of common stock for total consideration of $26,000. We subsequently filed Articles of Amendment with the State of Delaware changing our name to Rockelle Corp. Mr. Stephan is our sole officer and director, as well as our controlling stockholder. Pursuant to the change in control, our business purpose is to acquire and maintain franchises in the quick-service food industry. Until this change in control, our activities had been limited to actions related to our organization and we conducted virtually no business operations.

On January 5, 2005, we signed a lease agreement for two convenience store locations at Lukoil service stations in Riverhead and Ronkonkoma/ Bohemia, Long Island, New York. On October 17, 2005, in order to stay focused on the quick service food concepts, we terminated the lease agreements for the two convenience store locations by a Mutual Cancellation of Lease.

In March of 2005, we entered into an agreement with Kahala Corp., an international food franchisor whose concepts generate more than $450 million in system wide annual sales, granting us exclusive area representation for the Boroughs of Brooklyn, Bronx, Queens, Manhattan, Staten Island and Nassau and Suffolk Counties in the State of New York. This agreement is for one of Kahala’s many internationally franchised food concepts --- Taco Time.

We hold the exclusive representation rights to Taco Time for the New York City/ Western Long Island metropolitan area. The first Taco Time will be constructed and operated by us, and will serve as a model for all future franchises. Potential franchisees will be generated via pinpoint marketing, such as open houses and QSR trade shows and other media.

The exclusive rights to Taco Time for the N.Y. Metropolitan area cost $300,000, of which we have already paid $100,000 to Kahala. Royalty fees of 6% of gross sales will be generated as those stores become operational. By contractual arrangement, each franchised location is also required to contribute an additional 4% of gross revenue to Rockelle Corp. for local and regional advertising.

On January 31, 2007, we entered into a Joint Venture Purchase Agreement with Frosted Mug Holdings, LLC (“Frosted”) to form a joint venture under the name FrostedRock, Inc. to engage together in the business of Stewarts Root Beer Drive in Restaurants ("Agreement"). In accordance with the Agreement, we shall hold a 51% partners interest in the joint venture, and Frosted shall hold a 49% partners interest. The general conduct of the business shall be controlled by an Operating Committee to be comprised of Gerald Stephen and John R. Frieri. We, as the Manager, shall be responsible for the day to day management of the operations of the joint venture, subject to the supervision of the JV Operating Committee. All income and property of Frosted will be contributed to the joint venture.

Since inception, we have had a history of net losses. For the year ended December 31, 2006 we generated $166,270 in revenues; however, our accumulated net losses as of December 31, 2006 are $2,290,040. Therefore, our auditors have raised substantial doubt about our ability to continue as a going concern. Management is pursuing an investment-banking firm, not yet retained, to assist us in obtaining the funding requirements to complete our acquisition of Stewart’s Original Root Beer and maintain our status as a going concern. Management anticipates completing this funding through equity financing.

Summary Financial Data

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data for December 31, 2006 and 2005 are derived from our December 31, 2006 and 2005 audited financial statements. The statement of operations and balance sheet data for the three months ended March 31, 2007 are derived from our March 31, 2007 unaudited financial statements.

	For the year ended December 31, 2006 (audited)	For the year ended December 31, 2005 (audited)	For the three months ended March 31, 2007
STATEMENT OF OPERATIONS

Revenues	$166,270	$155,664	108,767

Net Income (Loss)	(1,547,525)	(689,358)	(622,046)

General and Administrative Expenses	1,653,442	796,754	349,899

Net Income (Loss) Per Share	(0.10)	(0.04)	(0.02)

	As of December 31, 2006 (audited)	As of December 31, 2005 (audited)	As of March 31, 2007

BALANCE SHEET DATA

Cash	$143,370	$2,150	20,643
Total Current Assets	171,456	5,008	39,396
Total Assets	2,094,982	459,322	1,950,637

Total Liabilities	1,243,683	456,562	1,169,848

Stockholders ‘ Equity (Deficiency)	851,299	2,760	780,789

SECURITIES OFFERED BY US

We are not offering any securities. All shares being registered are for our selling security holders.

DISCLOSURE REGARDING OUR RECENT FINANCING AND CONVERSION
OF NOTES AND EXERCISE OF WARRANTS

Terms of Financing Documents

Securities Purchase Agreement

On March 3, 2006 (the “Issuance Date”), we entered into a Securities Purchase Agreement with AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (the “Investors”), whereby the Investors purchased an aggregate of (i) $2,000,000 in Callable Secured Convertible Notes (the “Notes”) and (ii) warrants to purchase 6,000,000 shares of our common stock (the “Warrants”). The funding of $2,000,000 (we received net proceeds of $1,840,000) was completed upon the date our Form SB-2 Registration Statement filed with the SEC on April 6, 2006 became effective with the following parties and evidenced by callable secured convertible notes: AJW Capital Partners, LLC invested $230,000; AJW Offshore, Ltd. invested $1,176,000; AJW Qualified Partners, LLC invested $564,000; and New Millenium Capital Partners II, LLC invested $30,000. The parties received the following amount of Series A Warrants, exercisable at $1.00 per share: AJW Capital Partners, LLC - 120,750 warrants; AJW Offshore, Ltd. - 617,400 warrants; AJW Qualified Partners, LLC - 296,100 warrants; and New Millenium Capital Partners II, LLC - 15,750 warrants. The parties received the following amount of Series B warrants, exercisable at $1.50 per share: AJW Capital Partners, LLC - 120,750 warrants; AJW Offshore, Ltd. - 617,400 warrants; AJW Qualified Partners, LLC - 296,100 warrants; and New Millenium Capital Partners II, LLC - 15,750 warrants.

The market price for our common stock on the Issuance Date was $0.80 per share based on the closing price that day. Using the market price per share, the maximum aggregate dollar value of the 6,077,510 common shares underlying the Notes that we have registered for resale herein is $4,862,000.

On April 7, 2006 we filed a registration statement to register 11,250,000 shares as well as the shares underlying the warrants. Due to a decline in our stock price, we are registering additional shares to cover our potential obligations underlying the Callable Secured Convertible Notes. In regards to the Callable Secured Convertible Notes, we are registering 6,077,510 shares as follows: (i) AJW Capital Partners, LLC - 698,915shares of common stock issuable in connection with the conversion of the callable secured convertible note; (ii) AJW Offshore, Ltd. - 3,573,575 shares of common stock issuable in connection with the conversion of the callable secured convertible note; (iii) AJW Qualified Partners, LLC - 1,713,857 shares of common stock issuable in connection with the conversion of the callable secured convertible note; and (iv) New Millennium Capital Partners II, LLC - 91,163 shares of common stock issuable in connection with the conversion of the callable secured convertible note.

Under the Securities Purchase Agreement, we are obligated to pay all costs and expenses incurred by us in connection with the negotiation, preparation and delivery of the transaction documents, as well as the costs associated with registering the common shares underlying the Notes being offered in this Prospectus. In addition, we granted the Investors a security interest in substantially all of our assets and intellectual property as well as demand registration rights.

Future Capital Raising Limitations. The Company may not, without the prior written consent of a majority-in-interest of the Investors, negotiate or contract with any party to obtain additional equity financing (including debt financing with an equity component) involving the following:

1.  Issuance of common stock at a discount to the market price of such stock;

2.   Issuance of convertible securities that are convertible into an indeterminate number of shares of Common Stock; or

3.   Issuance of warrants during the “Lock-Up Period”, beginning on the Closing Date and ending on the later of (i) two hundred seventy (270) days and (ii) one hundred eighty (180) days from the date the Registration Statement is declared effective(plus any days in which sales cannot be made thereunder).

In addition, subject to the exceptions described below, the Company will not conduct any equity financing (including debt with an equity component) (“Future Offerings”) during the period beginning on the Closing Date and ending two (2) years after the end of the Lock-up Period unless it shall have first delivered to each Buyer, at least twenty (20) business days prior to the closing of such Future Offering, written notice describing the proposed Future Offering, including the terms and conditions thereof and proposed definitive documentation to be entered into in connection therewith, and providing each Buyer an option during the fifteen (15) day period following delivery of such notice to purchase its pro rata share (based on the ratio that the aggregate principal amount of Notes purchased by it hereunder bears to the aggregate principal amount of Notes purchased hereunder) of the securities being offered in the Future Offering on the same terms as contemplated by such Future Offering.

Notwithstanding the above, such limitations shall not apply to any transaction involving:

1.  issuances of securities in a firm commitment underwritten public offering (excluding a continuous offering pursuant to Rule 415 under the 1933 Act);

2.   issuances of securities as consideration for a merger, consolidation or purchase of assets, or in connection with any strategic partnership or joint venture (the primary purpose of which is not to raise equity capital), or in connection with the disposition or acquisition of a business, product or license by the Company;

3.   the issuance of securities upon exercise or conversion of the Company’s options, warrants or other convertible securities outstanding as of the date hereof or to the grant of additional options or warrants, or the issuance of additional securities, under any employment agreement, contract, Company stock option or restricted stock plan approved by the shareholders of the Company.

Notwithstanding the above, in the event the Company’s Board of Directors decides, in good faith, to enter into a transaction or relationship in which the Company issues shares of Common Stock or other securities of the Company to a person or any entity which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company received benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose business is investing in securities, the Company shall be permitted to do so.

Liquidated Damages. We are liable to pay liquidated damages in shares or cash, at our election, equal to 3% of the outstanding amount of the Notes per month plus accrued and unpaid interest if we breach any (i) covenant set forth in the Securities Purchase Agreement, including the failure to comply with blue sky laws, timely file all public reports, use the proceeds from the sale of the Notes in the agreed upon manner, obtain written consent from the Investors to negotiate or contract with a party for additional financing, reserve and have authorized the required number of common shares or maintain the listing or quotation of our common shares on an exchange or automated quotation system; or (ii) representation or warranty regarding the condition of our company set forth in the Securities Purchase Agreement.

Security Agreement and Intellectual Property Security Agreement

In connection with the Securities Purchase Agreement and as security for the Notes, we executed a Security Agreement and an Intellectual Property Security Agreement granting the Investors a continuing security interest in, a continuing first lien upon, an unqualified right to possession and disposition of, and a right of set-off against, in each case to the fullest extent permitted by law, all of the Company’s right, title and interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. Under the Security Agreement and Intellectual Property Security Agreement, events of default occur upon:

•	The occurrence of an event of default (as defined in the Notes and listed below) under the Notes;

•	Any representation or warranty we made in the Security Agreement or in the Intellectual Property Security Agreement shall prove to have been incorrect in any material respect when made;

•
The failure by us to observe or perform any of our obligations under the Security Agreement or Intellectual Property Security Agreement for ten (10) days after receipt of notice of such failure from the Investors; and

•	Any breach of, or default under, the Warrants.

Warrants

Exercise Terms and Limitation. We simultaneously issued to the Investors seven (7) year Warrants to purchase 3,000,000 shares of our common stock at an exercise price of $1.00, and 3,000,000 warrants to purchase 3,000,000 shares of our common stock at an exercise price of $1.50. The Investors have contractually agreed to restrict their ability to exercise the Warrants and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such exercise does not exceed 4.99% of the then issued and outstanding shares of our common stock.

Cashless Exercise. If the shares of common stock underlying the Warrants are not registered, then the Investors are entitled to exercise the Warrants on a cashless basis without paying the exercise price in cash. In the event that the Investors exercise the Warrants on a cashless basis, then we will not receive any proceeds.

Anti-Dilution. The Warrants’ exercise price will be adjusted in certain circumstances such as if we issue common stock at a price below market price, except for any securities issued in connection with the Notes, if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the Investors’ position.

Notes

Interest, Maturity and Conversion. The Notes bear interest at 6% per annum, mature three (3) years from the issuance date, and are convertible into shares of our common stock at the applicable percentage of the average of the lowest three (3) intraday trading prices for our shares of common stock during the twenty (20) trading day period prior to conversion, but not including the conversion date. The “Applicable Percentage” means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty (30) days of the closing, and (ii) 60% in the event that the Registration Statement is declared effective by the SEC.

In the event of full conversion of the aggregate principal amount of the Notes of $2,000,000, we would have to register a total of shares of common stock. This amount is calculated as follows:

The aggregate principal amount of the Notes is $2,000,000. The estimated conversion price of the Notes is $0.37 based on the following: $0.73 was the average of the lowest three (3) intraday trading prices for our shares of common stock during the twenty (20) trading days prior to the Issuance Date (“Average Common Stock Price”), less a 50% discount. Thus, at a discounted price-per-share of $0.37, 5,405,405 shares of the Company's common stock would be issuable upon conversion of $2,000,000 into common shares of the Company ("Conversion Shares") and would be registered.

There is no limit to the number of shares that we may be required to issue upon conversion of the Notes as it is dependent upon our share price, which varies from day to day. This could cause significant downward pressure on the price of our common stock. The following table shows the effect on the number of shares issuable upon full conversion, in the event the common stock price declines by 25%, 50% and 75% from the trading price on the Issuance Date.

		Price Decreases By
	03/03/2006	25%	50%	75%
Average Common Stock Price (as defined above)	$0.73	$0.55	$0.37	$0.18
Conversion Price	$0.37	$0.27	$0.183	$0.09
100% Conversion Shares	5,405,405	7,407,407	10,958,904	21,621,622

Conversion Limitation. The Investors have contractually agreed to restrict their ability to convert the Notes and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such conversion does not exceed 4.99% of the then issued and outstanding shares of our common stock.

Call Option. The Notes have a call option, which provides us with the right to prepay the Notes in the event that no event of default exists, there are a sufficient number of shares available for conversion of the Notes and the market price is at or below $0.75 per share. Prepayments are to be made in cash equal to either (i) 120% of the outstanding principal and accrued interest for prepayments occurring within 30 days following the issue date of the Notes; (ii) 130% of the outstanding principal and accrued interest for prepayments occurring between 31 and 60 days following the issue date of the Notes; and (iii) 140% of the outstanding principal and accrued interest for prepayments occurring after the 60th day following the issue date of the Notes. To exercise this right, we must provide to the note holders prior written notice no less than 3 trading days before the exercise date.

Partial Call Option. In the event that the average daily price of the common stock for each day of the month ending on any determination date is below the Initial Market Price, we have a partial call option which provides us with the right to prepay a portion of the outstanding principal amount of the Notes equal to 104% of the principal amount hereof divided by thirty-six (36) plus one month's interest. Exercise of this option will stay all conversions for the following month. The full principal amount of the Notes is due upon default under the terms of Notes. In addition, we have granted the Investors a security interest in substantially all of our assets and intellectual property as well as registration rights. The term “Initial Market Price” shall mean the volume weighted average price of the Common Stock for the five (5) Trading Days immediately preceding the Closing which is $.76.

Anti-Dilution. The Notes’ conversion price will be adjusted in certain circumstances such as if we issue common stock at a price below market price, except for any securities issued in connection with the Notes, if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the Investors’ position.

Default. An “Event of Default” occurs if we:

▪	Fail to pay the principal or interest when due;

▪	Fail to issue shares of common stock upon receipt of a conversion notice;

▪	Fail to file a registration statement within 45 days following the Closing or fail to have the registration statement effective 135 days following the Closing;

▪	Breach any material covenant or other material term or condition in the Notes or the Securities Purchase Agreement;

▪	Breach any representation or warranty made in the Securities Purchase Agreement or other document executed in connection with the financing transaction;

▪
Fail to maintain the listing or quotation of our common stock on the OTCBB or an equivalent exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange;

▪
Apply for or consent to the appointment of a receiver or trustee for us or any of our subsidiaries or for a substantial part of our of our subsidiaries' property or business, or such a receiver or trustee shall otherwise be appointed;

▪
Have any money judgment, writ or similar process shall be entered or filed against us or any of our subsidiaries or any of our property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days unless otherwise consented to by the Investors;

▪
Institute or have instituted against us or any of our subsidiaries any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors; or

▪	Default under any Note issued pursuant to the Securities Purchase Agreement.

Value of Shares Underlying Notes On April 7, 2006 we filed a registration statement to register 11,250,000 shares as well as the shares underlying the warrants. Due to a decline in our stock price, we are registering additional shares to cover our potential obligations underlying the Callable Secured Convertible Notes. The maximum aggregate dollar value of the 6,077,510 shares of common stock underlying the Notes that the Company has registered for resale is $2,248,679. This share amount constitutes one third of the 18,232,530 shares currently held by non-affiliates.  The estimated conversion price per share of $0.37 ($0.73 was the average of the lowest three (3) intraday trading prices for our common shares during the twenty (20) trading days prior to the Issuance Date, less a 50% discount).

 On April 7, 2006 we filed a registration statement to register 11,250,000 shares as well as the shares underlying the warrants. The maximum aggregate dollar value of these 11,250,000 shares of common stock was $4,162,500. This number was based on an estimated conversion price per share of $0.37 ($0.73 was the average of the lowest three (3) intraday trading prices for our common shares during the twenty (20) trading days prior to the Issuance Date, less a 50% discount).

Fees and Payments Associated with Transaction

A private investment firm, Westminster Securities Corporation based in New York City, received a total commission of $160,000 (8% of the net proceeds of $2,000,000) for arranging for this financing. In addition, Westminster Securities received 100,000 shares of our common stock and seven year warrants to purchase 3,000,000 Series A warrants at an exercise price of $1.00 and 3,000,000 Series B warrants at an exercise price of $1.50.

The following table discloses the dollar amount of each payment (including the dollar value of any payments to be made in common stock) in connection with the financing transaction that the Company has paid, or may be required to pay to any Selling Stockholder, any affiliate of a Selling Stockholder, or any person with whom any Selling Stockholder has a contractual relationship regarding the transaction. The table also reflects the potential net proceeds to the Company from the sale of the Notes and the total possible payments to all selling shareholders and any of their affiliates in the first year following the sale of convertible notes. We intend to use all proceeds received in connection with the financing transaction for general corporate, business development and working capital purposes. There are no other persons with whom any Selling Stockholder has a contractual relationship with regarding the transaction.

Finder’s Fee(1)	Structuring and Due Diligence Fees	Maximum Possible Interest Payments(3)	Maximum Redemption Premium(4)	Maximum Possible Liquidated Damages(5)	Maximum First Year Payments(6)	Maximum Possible Payments(7)	Net Proceeds to Company(8)

$160,000	$0	$190,379.50	$841,175.48	$63,088.16	$2,166,026.87	$160,000	$1,840,000

(1)	The Company paid to Westminster Securities a fee of $160,000 for arranging the financing pursuant to an Engagement with Westminster Securities.

(3)
Maximum amount of interest that can accrue assuming all Notes aggregating $2,000,000 were issued and remain outstanding until the maturity date. Interest is payable quarterly provided that no interest shall be due and payable for any month in which the intraday trading price is greater than $0.07. The Company, at its option, may pay accrued interest in either cash or, in shares of its common stock.

(4)
Under certain circumstances we have the right to redeem the full principal amount of the Notes prior to the maturity date by repaying the principal and accrued and unpaid interest plus a redemption premium of 40%. This represents the maximum redemption premium the Company would pay assuming we redeem all of the Notes twelve (12) months from March 3, 2006.

(5)
Under the Stock Purchase Agreement, the maximum amount of liquidated damages that the Company may be required to pay for the twelve (12) months following the sale of all Notes is 3% of the outstanding principal and accrued and unpaid interest.

(6)
Total maximum payments that the Company may be required to pay to the Selling Stockholders for the twelve (12) months following the sale of all Notes, which is comprised of $102,938.71 in interest and $63,088.16 in liquidated damages. If we redeemed the Notes one year from the Issuance Date, then the total payments would be $2,166,026.87.

(7)
Total maximum payments payable by Company, includes finder’s fees of $160,000, structuring and due diligence fees of $0, maximum possible interest of $102,938.31 and maximum possible liquidated damages of $63,088.16. We also incurred $65,000 in legal fees for the transaction and filing of this registration statement, which would increase the possible maximum payments by Company to $391,026.47 and reduce the net proceeds to Company to $1,608,973.53. In addition, we were required to place in escrow $15,000 for the purchase of keyman insurance for our executives. We anticipate the premium to be less than $15,000 and the balance of money held in escrow to be returned to us after paying the initial premium. Assuming the initial premium is $15,000, would increase the possible maximum payments by Company to $406,026.47 and reduce the net proceeds to Company to $1,593,973.53.

(8)
Total net proceeds to the Company assuming that the Company was not required to make any payments as described in footnotes 3, 4 and 5. We also incurred $65,000 in legal fees for the transaction and filing of this registration statement, and placed in escrow $15,000 for the purchase of keyman insurance for our executives, both of which would increase the possible maximum payments by Company to $225,000 and $175,000, respectively, and reduce the net proceeds to Company to $1,775,000 and $1,825,000 respectively.

Notes

The following table discloses the total possible profit Selling Stockholders could realize as a result of the conversion discount for the securities underlying the $2,000,000 in Notes.

Market Price(1)	Conversion Price(2)	Shares Underlying Notes(3)	Combined Market Price of Shares(4)	Total Conversion Price(5)	Total Possible Discount to Market Price(6)

$0.80	$0.37	4,545,455	$3,636,364	$1,681,818	$1,954,546

(1)	Market price per share of our common stock on the Issuance Date (March 3, 2006).

(2)
The conversion price per share of our common stock underlying the Notes on the Issuance Date is calculated by the average of the lowest three (3) trading prices for our common shares during the twenty (20) trading days prior to March 3, 2006 ($0.73 was the average), less a 50% discount.

(3)
Total number of shares of common stock underlying the Notes assuming full conversion as of the Issuance Date. Since the conversion price of the Notes may fluctuate as market prices fluctuate, the actual number of shares that underlie the Notes will also fluctuate.

(4)	Total market value of shares of common stock underlying the Notes assuming full conversion as of the Issuance Date based on the market price on the Issuance Date.

(5)	Total value of shares of common stock underlying the Notes assuming full conversion of the Notes as of the Issuance Date based on the conversion price.

(6)	Discount to market price calculated by subtracting the total conversion price (result in footnote (5)) from the combined market price (result in footnote (4)).

Warrants

We also issued to Selling Stockholders seven year Warrants to purchase an aggregate of 6,000,000 shares of our common stock. These warrants are exercisable on a cashless basis provided we are not in default of the Notes. The aggregate exercise price for 3,000,000 of the warrants is $3,000,000 if exercised on a cashless basis, and $4,500,000 for 3,000,000 of the warrants. The following table discloses the total possible profit Selling Stockholders could realize as a result of the cashless exercise of the Warrants.

Market Price(1)	Exercise Price(2)	Shares Underlying Warrants(3)	Combined Market Price(4)	Total Exercise Price(5)	Total Possible Discount to Market Price(6)

$0.80	$1.00	3,000,000	$2,400,000	$3,000,000	$0
$0.80	$1.50	3,000,000	$2,400,000	$4,500,000	$0

(1)	Market price per share of our common stock on the Issuance Date (March 3, 2006).

(2)
The exercise price per share for 3,000,000 shares common stock underlying the Warrants is fixed at $1.00 except that the Warrants contain anti-dilution protections which in certain circumstances may result in a reduction to the exercise price. The exercise price per share for 3,000,000 shares common stock underlying the Warrants is fixed at $1.50 except that the Warrants contain anti-dilution protections which in certain circumstances may result in a reduction to the exercise price.

(3)
Total number of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date. Upon certain adjustments of the exercise price of the warrants, the number of shares underlying the warrants may also be adjusted such that the proceeds to be received by us would remain constant.

(4)	Total market value of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date based on the market price of the common stock on the Issuance Date.

(5)	Total value of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date based on the exercise price.

(6)
Discount to market price calculated by subtracting the total exercise price (result in footnote (5)) from the combined market price (result in footnote (4)). The result of an exercise of the Warrants at the exercise price and a sale at the market price would be a loss to the Selling Stockholder. Since the current closing price of our common stock is less than the Warrants’ exercise price, the Warrants are out of the money and no profit would be realized as of March 3, 2006.

Combined Total Possible Profit Selling Stockholders Could Realize

The following table summarizes the potential proceeds available to the Company pursuant to the financing with the Investors and the Investors’ return on investment. For purposes of this table, we assumed that the aggregate of $2,000,000 in Notes were issued on March 3, 2006, even though the Investors were not obligated to pay to us the second tranche of $400,000 until this registration statement is declared effective by the SEC, and that the Investors exercise all of the in-the-money Warrants, if any, on a cash basis.

Gross Proceeds Payable to Company(1)	Maximum Possible Payments by Company(2)	Net Proceeds to Company(3)	Combined Total Possible Profit to Investors(4)	All Payments + Possible Profit / Net Proceeds(5)	All Payments + Possible Profit / Net Proceeds Averaged Over 3 Years(6)

$2,000,000	$413,467.66	$1,840,000	$1,954,546	130%	43%

(1)	Total amount of the Notes.

(2)
Total maximum payments payable by Company, includes finder’s fees of $160,000, maximum possible interest of $190,379.50 and maximum possible liquidated damages of $63,088.16. We also incurred $65,000 in legal fees for the transaction and filing of this registration statement, which would increase the possible maximum payments by Company to $478,467.66 and reduce the net proceeds to Company to $1,521,532.34. In addition, we were required to place in escrow $15,000 for the purchase of keyman insurance for our executives. We anticipate the premium to be less than $15,000 and the balance of money held in escrow to be returned to us after paying the initial premium. Assuming the initial premium is $15,000, it would increase the possible maximum payments by Company to $428,467.66 and reduce the net proceeds to Company to $1,571,532.34

(3)
Total net proceeds to the Company including the $160,000 finder’s fee. We also incurred $65,000 in legal fees for the transaction and filing of this registration statement, and placed in escrow $15,000 for the purchase of keyman insurance for our executives, both of which would increase the possible maximum payments by Company to $478,467.66 and $428,467.66, respectively, and reduce the net proceeds to Company to $1,521,532.34 and $1,571,532.34.

(4)
Total possible profit to the Investors is based on the aggregate discount to market price of the conversion of the Notes and cashless exercise of Warrants. The Notes’ conversion price is calculated by the average of the lowest three (3) trading prices for our common shares during the twenty (20) trading days prior March 3, 2006 ($0.73 was the average), less a 50% discount. The result of an exercise of the Warrants at the exercise price and a sale at the market price would be a loss to the Selling Stockholder. Since the current closing price of our common stock is less than the Warrants’ exercise price, the Warrants are out of the money and no profit would be realized as of March 3, 2006.

(5)
Percentage equal to the maximum possible payments by us in the transaction ($413,467.66) plus total possible discount to the market price of the shares underlying the Notes ($1,954,546), plus profit from 6,000,000 warrants in the money as of March 3, 2006 ($0), divided by the net proceeds to the Company resulting from the sale of the Notes ($1,840,000).

(6)	Calculated by dividing 130% (footnote 5) by 3.

Prior Securities Transactions with Selling Stockholders

We have not engaged in any prior securities transactions with the Selling Stockholders, any affiliates of the Selling Stockholders, or any person with whom any Selling Stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons).

Shares Outstanding Prior to the Transaction

The following table discloses certain information comparing the number of shares outstanding prior to the transaction, number of shares registered by the Selling Stockholders, or their affiliates, in prior registration statements (along with that number still held and number sold pursuant to such prior registration statement) and the number of shares registered for resale in this Registration Statement relating to the financing transaction.

Number of shares outstanding prior to convertible note transaction held by persons other than the Selling Stockholders, affiliates of the Company and affiliates of the Selling Stockholders.	18,232,530
Number of shares registered for resale by Selling Stockholders or affiliates in prior registration statements.	11,250,000
Number of shares registered for resale by Selling Stockholders or affiliates of Selling Stockholders that continue to be held by Selling Stockholders or affiliates of Selling Stockholders.	0
Number of shares sold in registered resale by Selling Stockholders or affiliates of Selling Stockholders.	11,250,000
Number of shares registered for resale on behalf of Selling Stockholders or affiliates of Selling Stockholders in current transaction.	6,077,510

Repayment, Shorting and Prior Transactions with Selling Stockholders

The Company intends to repay the overlying securities and believes that it will have the financial ability to make all payments on the Notes when they become due and payable. To the best of our knowledge, and based on information obtained from the Selling Stockholders, none of the selling shareholders have an existing short position in the Company’s common stock.

 Other than its issuance and sale of the Notes and the Warrants to the Selling Stockholders, the Company has not in the past three (3) years engaged in any securities transaction with any of the Selling Stockholders, any affiliates of the Selling Stockholders, or, after due inquiry and investigation, to the knowledge of the management of the Company, any person with whom any Selling Stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons). In addition, other than in connection with the contractual obligations set forth in the transaction documents filed as Exhibits to our Form SB-2 Registration Statement filed April 7, 2006, including the (i) the Securities Purchase Agreement, (ii) the Notes and the Warrants (iii) Security Agreement and (iv) an Intellectual Property Security Agreement, the Company does not have any agreements or arrangements with the Selling Stockholders with respect to the performance of any current or future obligations.

DISCLOSURE REGARDING THE EXERCISE OF WARRANTS
HELD BY ACACIA INVESTORS, LLC

On January 26, 2007 we issued a warrant to purchase up to 4,000,000 shares of our common stock to Acacia Investors, LLC, an Illinois limited liability company (“Acacia”), at an exercise price per share equal to sixty-seven percent (67%) of the lowest closing bid price for the shares of Common Stock for the three (3) Trading Days immediately preceding such date.  The following table discloses the total possible profit Selling Stockholders could realize as a result of the cashless exercise of the Warrants.

Market Price(1)	Exercise Price(2)	Shares Underlying Warrants(3)	Combined Market Price(4)	Total Exercise Price(5)	Total Possible Discount to Market Price(6)

$0.08	$.047	4,000,000	$320,000	$188,000	$132,000

(1)	Market price per share of our common stock on the Issuance Date (January 26, 2007).

(2)
The exercise price per share for 4,000,000 shares common stock underlying the Warrants is fixed at equal to sixty-seven percent (67%) of the lowest closing bid price for the shares of Common Stock for the three (3) Trading Days immediately preceding such date.

(3)
Total number of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date. Upon certain adjustments of the exercise price of the warrants, the number of shares underlying the warrants may also be adjusted such that the proceeds to be received by us would remain constant.

(4)	Total market value of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date based on the market price of the common stock on the Issuance Date.

(5)	Total value of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date based on the exercise price.

(6)	Discount to market price calculated by subtracting the total exercise price (result in footnote (5)) from the combined market price (result in footnote (4)).

WHERE YOU CAN FIND US

Our corporate offices are located at 162 Miller Place Road, Miller Place, New York 11764. Our telephone number is (631) 244-9841.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus and any other filings we may make with the United States Securities and Exchange Commission in the future before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to us and not to the selling stockholders.

WE MAY REQUIRE ADDITIONAL FUNDS TO ACHIEVE OUR CURRENT BUSINESS STRATEGY AND OUR INABILITY TO OBTAIN ADDITIONAL FINANCING WILL INHIBIT OUR ABILITY TO EXPAND OR
EVEN MAINTAIN OUR BUSINESS OPERATIONS.

We may need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. The financing we need may not be available when needed. Even if this financing is available, it may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our inability to obtain financing will inhibit our ability to implement our development strategy, and as a result, could require us to diminish or suspend our development strategy and possibly cease our operations.

If we are unable to obtain additional financing on reasonable terms, we could be forced to delay, scale back or eliminate certain product and service development programs. In addition, such inability to obtain additional financing on reasonable terms could have a negative effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

WE HAVE A LIMITED OPERATING HISTORY THAT YOU CAN USE TO EVALUATE US AND THEREFORE WE MAY NOT SURVIVE IF WE MEET SOME OF THE PROBLEMS, EXPENSES, DIFFICULTIES, COMPLICATIONS AND DELAYS FREQUENTLY ENCOUNTERED BY A START UP
COMPANY.

We were incorporated in September 2003 as a blank check company and on May 12, 2004 we underwent a change in control and subsequently changed our business plan. For the year ended December 31, 2006, we have only generated $166,270 in revenues, and have engaged in limited operations. Accordingly, you can evaluate our business, and therefore our future prospects, based only on a limited operating history. You must consider our prospects in light of the risks and uncertainties encountered by start up companies. To date, we have completed only part of our business plan. As a start-up company, we can provide no assurances that we will be able to make the necessary steps to achieve profitability in the future, such as expanding our customer base.

We are subject to all the substantial risks inherent in the commencement of a new business enterprise with new management. We can provide no assurance that we will be able to successfully generate revenues, operate profitably, or make any distributions to the holders of our securities. We have a limited business history for you to analyze or to aid you in making an informed judgment as to the merits of an investment in our securities.

Any investment in our common stock should be considered a high risk investment because you will be placing funds at risk in an unseasoned start-up company with unforeseen costs, expenses, competition and other problems to which start-up ventures are often subject.

As we have such a limited history of operation, you will be unable to assess our future operating performance or our future financial results or condition by comparing these criteria against our past or present equivalents.

IF WE ARE UNABLE TO GENERATE SIGNIFICANT REVENUES FROM OUR OPERATIONS, WE MAY BE UNABLE TO EXPAND OUR SERVICES AND MAY BE FORCED TO CEASE OPERATIONS.

If we are unable to generate significant revenues from our operations, we could be forced to delay, scale back or eliminate certain services and product development programs. We intend to acquire and maintain franchises in the quick-service food industry. Ultimately the expansion of our franchises and featured destinations may allow us to become profitable. However, if we fail to generate significant revenues in the future, then we will not be able to expand our product line as we anticipate. This failure to expand may hurt our ability to raise additional capital which could have a negative effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

IF WE ARE UNABLE TO HIRE AND RETAIN KEY PERSONNEL, THEN WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN.

We depend on the services of our sole officer and director and our success depends on the continued efforts of this individual to manage our business operations. At the present time, Mr. Stephan devotes approximately 40 hours per week to the business affairs of the company. The loss of the services of the President could have a negative effect on our business, financial condition and results of operations. In order to negate this potential negative impact, we are in the process of obtaining a significant amount of Keyman insurance on Mr. Stephan which will allow us to continue normal operations. In addition, our success in expanding our business operations is largely dependent on our ability to hire highly qualified personnel. In addition, we may lose employees or consultants that we hire due to higher salaries and fees being offered by competitors or other businesses in the industry.

GERARD STEPHAN’S CONTROL MAY PREVENT YOU FROM CAUSING A CHANGE IN THE COURSE OF OUR OPERATIONS AND MAY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

Gerard Stephan beneficially owns approximately 67% of our common stock. Accordingly, for as long as Mr. Stephan continues to own more than 50% of our common stock, he will be able to elect our entire board of directors, control all matters that require a stockholder vote (such as mergers, acquisitions and other business combinations) and exercise a significant amount of influence over our management and operations. Therefore, regardless of the number of our common shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is limited. This concentration of ownership could result in a reduction in value to the common shares you own because of the ineffective voting power, and could have the effect of preventing us from undergoing a change of control in the future.

OUR SOLE OFFICER HAS A CONFLICT OF INTEREST IN THAT HE IS AN OFFICER AND DIRECTOR OF OTHER COMPANIES WHICH WILL PREVENT HIM FROM DEVOTING FULL-TIME TO OUR OPERATIONS WHICH MAY AFFECT OUR OPERATIONS.

Our sole officer, Gerard Stephan has a conflict of interest in that he is the President of Krysta Construction, a commercial ceramic tile installation company; Krysta Group, a manufacturing business; and Krysta Food, which holds the rights to operate Quizno’s franchises. It is possible that there may be a conflict of interest in providing the same management services to all of these companies. To avoid this potential conflict, Mr. Stephan has turned over the day-to-day operations of these companies to various family members. This allows Mr. Stephan to devote the majority of his time and attention to the continued development and management of Rockelle.

WE DO NOT EXPECT TO PAY DIVIDENDS AND INVESTORS SHOULD NOT BUY OUR COMMON STOCK EXPECTING TO RECEIVE DIVIDENDS.

We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not pay dividends, and if we are not successful in having our shares listed or quoted on any exchange or quotation system, then you may not have any manner to liquidate or receive any payment on your investment. Therefore our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we do not pay dividends we may have trouble raising additional funds which could affect our ability to expand out business operations.

SHARES ELIGIBLE FOR PUBLIC SALE IN THE FUTURE COULD DECREASE THE PRICE OF OUR COMMON SHARES AND REDUCE OUR FUTURE ABILITY TO RAISE CAPITAL.

Sales of substantial amounts of our common stock in the public market could decrease the prevailing market price of our common stock. If this is the case, investors in our shares of common stock may be forced to sell such shares at prices below the price they paid for their shares, or in the case of the investors in the March 2006 financing, prices below the price they converted their notes and warrants into shares. In addition, a decreased market price may result in potential future investors losing confidence in us and failing to provide needed funding. This will have a negative effect on our ability to raise equity capital in the future.

WE ARE IN AN INTENSELY COMPETITIVE INDUSTRY AND ANY FAILURE TO TIMELY IMPLEMENT OUR BUSINESS PLAN COULD DIMINISH OR SUSPEND OUR DEVELOPMENT AND POSSIBLY CEASE OUR OPERATIONS.

The food service industry is highly competitive, and has few barriers to entry. We can provide no assurance that additional competitors will not enter into the industry. There are other companies that currently offer similar services that have established user bases that are significantly larger than ours, and that have access to greater capital. If we are unable to efficiently and effectively institute our business plan as a result of intense competition or a saturated market, we may not be able to continue the development and enhancement of our web site and become profitable.

“PENNY STOCK” RULES MAY MAKE BUYING OR SELLING OUR COMMON STOCK DIFFICULT

Trading in our securities is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker- dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stocks. These regulations require broker- dealers to:

•	Make a suitability determination prior to selling a penny stock to the purchaser;
•	Receive the purchaser’s written consent to the transaction; and
•	Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

THE CONVERSION OF THE PROMISSORY NOTES BASED ON OUR RECENT FINANCING IS BASED ON AN AVERAGE OF OUR CLOSING BID PRICE OF OUR INTRA DAY TRADING PRICES OF OUR COMMON STOCK OVER A CERTAIN PERIOD OF TIME PRIOR TO CONVERSION AND THE DECREASE OF THE INTRA DAY TRADING PRICE WILL RESULT IN ISSUANCE OF A SIGNIFICANT INCREASE OF SHARES RESULTING IN DILUTION TO OUR SHAREHOLDERS.

The conversion of the promissory notes in our financing is based on the applicable percentage of the average of the lowest three (3) Trading Prices for the Common Stock during the twenty (20) Trading Day period prior to conversion. The “Applicable Percentage” means 50%. The price of our common shares may fluctuate and the lower intra-day trading price in the future, will result in a conversion ratio resulting in issuance of a significant amount of our common shares to the promissory note holders. This will result in our present shareholders being diluted.

SELLING SHAREHOLDERS MAY IMPACT OUR STOCK VALUE THROUGH THE EXECUTION OF SHORT SALES WHICH MAY DECREASE THE VALUE OF OUR COMMON STOCK

Short sales are transactions in which a selling shareholder sells a security it does not own. To complete the transaction, a selling shareholder must borrow the security to make delivery to the buyer. The selling shareholder is then obligated to replace the security borrowed by purchasing the security at the market price at the time of replacement. The price at such time may be higher or lower than the price at which the security was sold by the selling shareholder. If the underlying security goes down in price between the time the selling shareholder sells our security and buys it back, the selling shareholder will realize a gain on the transaction. Conversely, if the underlying security goes up in price during the period, the selling shareholder will realize a loss on the transaction. The risk of such price increases is the principal risk of engaging in short sales. The selling shareholders in this registration statement could short the stock by borrowing and then selling our securities in the market, and then converting the stock through either the Note or Warrants at a discount to replace the security borrowed. Because the selling shareholders control a large portion of our common stock, the selling shareholders could have a large impact on the value of our stock if they were to engage in short selling of our stock. Such short selling could impact the value of our stock in an extreme and volatile manner to the detriment of other shareholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently traded on the OTC Bulletin Board under the symbol “RKLC.” Our common stock has been quoted on the OTC Bulletin Board since November 30, 2005. The following table sets forth the range of high and low bid quotations for the last 31 days of calendar year 2005 and for the first half of calendar year 2006 up to August 31, 2006. These quotations as reported by the OTC Bulletin Board reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

YEAR	QUARTER	HIGH	LOW

2005	Fourth - thirty one trading days in calendar 2005 subsequent to the Company’s listing on the OTC Bulletin Board on November 30, 2005	$1.10	$0.70
2006	First	0.98	0. 65
2006	Second	.65	.07
2006	Third	.51	.07
2006	Fourth	.13	.065
2007	First	.20	.06

As of May 21, 2007 we have 49 shareholders of record. Such shareholders of record held 36,431,373 shares of our common stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of May 21, 2007, with respect to compensation plans under which our equity securities are authorized for issuance:

	(a)	(b)	(c)
	_________________	_________________	_________________
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation	None
Plans approved by
Security holders

Equity compensation	None
Plans not approved
By security holders
Total

DIVIDENDS

We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends. There can be no assurance that we can achieve such earnings.

PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.

SELLING SHAREHOLDERS

Selling Security Holders and Recent Financing

On March 3, 2006, we entered into a Securities Purchase Agreement for a total subscription amount of $2,000,000 that included Stock Purchase Warrants and Callable Secured Convertible Notes with AJW Capital Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millenium Capital Partners II, LLC. The funding of $2,000,000 (we received net proceeds of $1,840,000) was completed on April 7, 2006 with the following parties and evidenced by callable secured convertible notes: AJW Capital Partners, LLC invested $230,000; AJW Offshore, Ltd. invested $1,176,000; AJW Qualified Partners, LLC invested $564,000; and New Millenium Capital Partners II, LLC invested $30,000. The parties received the following amount of Series A Warrants, exercisable at $1.00 per share: AJW Capital Partners, LLC - 120,750 warrants; AJW Offshore, Ltd. - 617,400 warrants; AJW Qualified Partners, LLC - 296,100 warrants; and New Millenium Capital Partners II, LLC - 15,750 warrants. The parties received the following amount of Series B warrants, exercisable at $1.50 per share: AJW Capital Partners, LLC - 120,750 warrants; AJW Offshore, Ltd. - 617,400 warrants; AJW Qualified Partners, LLC - 296,100 warrants; and New Millenium Capital Partners II, LLC - 15,750 warrants.

The callable secured convertible notes are convertible into shares of our common stock at a variable conversion price based upon the applicable percentage of the average of the lowest three (3) Trading Prices for the Common Stock during the twenty (20) Trading Day period prior to conversion. The “Applicable Percentage” means 50%. Under the terms of the callable secured convertible note and the related warrants, the callable secured convertible note and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of callable secured convertible notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act.

On April 7, 2006 we filed a registration statement to register 11,250,000 shares as well as the shares underlying the warrants. Due to a decline in our stock price, we are registering additional shares to cover our potential obligations underlying the Callable Secured Convertible Notes. In regards to the Callable Secured Convertible Notes, we are registering 6,077,510 shares as follows: (i)AJW Capital Partners, LLC - 698,915 shares of common stock issuable in connection with the conversion of the callable secured convertible note; (ii) AJW Offshore, Ltd. - 3,573,575 shares of common stock issuable in connection with the conversion of the callable secured convertible note; (iii) AJW Qualified Partners, LLC - 1,713,857 shares of common stock issuable in connection with the conversion of the callable secured convertible note; and (iv) New Millennium Capital Partners II, LLC - 91,163 shares of common stock issuable in connection with the conversion of the callable secured convertible note.

On December 31, 2006, we issued a total of 2,857,143 shares to Gerard Stephan, President, Chief Executive Officer and Chief Financial Officer of the Company. These shares were issued in lieu of the $200,000 salary owed by us to Mr. Stephan under the Employment Agreement dated January 22, 2006 between Mr. Stephan and us. The 2,857,143 shares were based on our stock price of $.07 as of December 31, 2006.

On January 10, 2007, we entered into an Agreement with Surety Financial Group, LLC (“Surety”), by which Surety would provide various investor relations services in exchange for 3,000,000 shares of our common stock. Of the 3,000,000 shares, 1,000,000 shares will be issued upon the effective date of this registration statement, and the balance will be issued in increments of 200,000 shares to be delivered per month, commencing in the second month of the agreement for ten months for an additional 2,000,000 shares. As part of the Agreement, Surety will also be issued 500,000 warrants for shares of our common stock at a conversion price of 50% of average three lowest bid prices during the thirty-one days prior to the execution of said warrants. The shares underlying these warrants are not being registered at this time.

On January 26, 2007 we issued a warrant to purchase up to 4,000,000 shares of our common stock to Acacia Investors, LLC, an Illinois limited liability company (“Acacia”), at an exercise price per share equal to sixty-seven percent (67%) of the lowest closing bid price for the shares of Common Stock for the three (3) Trading Days immediately preceding such date.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of May 21, 2007 and the number of shares of common stock being offered by the selling stockholders. None of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time.

 However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of selling stockholder	Shares of common stock owned prior to the offering (1)	Percent of common shares owned prior to the offering	Shares of common stock to be sold in the offering	Number of shares owned after the offering	Percent of shares owned after offering

AJW Capital Partners, LLC (7)	0	0	698,915 (2)(3)	0	0%
AJW Offshore, Ltd. (8)	0	0	3,573,575 (2)(4)	0	0%
AJW Qualified Partners, LLC (9)	0	0	1,713,857 (2)(5)	0	0%
New Millenium Capital Partners II, LLC (10)	0	0	91,163 (2)(6)	0	0%
Gerard Stephan (11)	18,077,143	49.6%	2,857,143	15,220,000	41.78%
Surety Financial Group, LLC (12)	3,000,000	7.5%	3,000,000	0	0%
Acacia Investors, LLC (13)	0	0%	4,000,000	0	0%
Total	21,077,143	56.1%	15,932,653	15,220,000	41.78%

(1)	Based on 36,431,373, shares issued and outstanding as of May 21, 2007.
(2)
The conversion has been calculated based on the maximum number of shares the investors can receive in accordance with the 6% Callable Secured Convertible Notes. ) The number of shares set forth in the table for the selling stockholders represents an estimate of the number of shares of common stock to be offered by the selling stockholders. The actual number of shares of common stock issuable upon conversion of the notes and exercise of the warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of the common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. Under the terms of the debentures, if the debentures had actually been converted on September 18, 2006, the conversion price would have been $.04. Under the terms of the debentures and the related warrants, the debentures are convertible and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of debentures or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholder exceeds the number of shares of common stock that the selling stockholder could own beneficially at any given time through their ownership of the debentures and the warrants.

(3)	Consists of the following shares:698,915 shares of common stock issuable in connection with the conversion of the callable secured convertible note.

(4)	Consists of the following shares: 3,573,575 shares of common stock issuable in connection with the conversion of the callable secured convertible note.
(5)	Consists of the following shares: 1,713,857 shares of common stock issuable in connection with the conversion of the callable secured convertible note.
(6)	Consists of the following shares: 91,163 shares of common stock issuable in connection with the conversion of the callable secured convertible note.
(7)
AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC.

(8)
AJW Offshore, Ltd. is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Offshore Ltd.

(9)
AJW Qualified Partners, LLC is a private investment fund that is owned by its investors and managed by AJW Manager, LLC of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC.

(10)
New Millennium Capital Partners II, LLC is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II LLC of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by New Millennium Capital Partners, LLC.

(11)	In January 2007 we issued a total of 2,857,143 shares to Gerard Stephan as payment for the $200,000 owed to Mr. Stephan under his employment agreement with us.
(12)
Surety Financial Group, LLC is a consulting company of which Barry Feldman has voting and investment control over the shares listed as owned by Surety Financial Group, LLC. On January 10, 2007, we entered into an Agreement with Surety Financial Group, LLC (“Surety”), by which Surety would provide various investor relations services in exchange for 3,000,000 shares of our common stock.

(13)
Acacia Investors, LLC is a private investment fund of which Joseph Maenza has voting and investment control over the shares listed as owned by Acacia Investors, LLC. On January 26, 2007 we issued a warrant to purchase up to 4,000,000 shares of our common stock to Acacia Investors, LLC, an Illinois limited liability company (“Acacia”), at an exercise price per share equal to sixty-seven percent (67%) of the lowest closing bid price for the shares of Common Stock for the three (3) Trading Days immediately preceding such date.

 PLAN OF DISTRIBUTION

All of the stock owned by the selling security holders will be registered by the registration statement of which this prospectus is a part. The selling security holders may sell some or all of their shares immediately after they are registered. The selling security holders shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

*	ordinary brokers transactions, which may include long or short sales,
*	transactions involving cross or block trades on any securities or market where our common stock is trading,
*
purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus, “at the market” to or through market makers or into an existing market for the common stock,

*	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

*	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
*	any combination of the foregoing, or by any other legally available means.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $20,000.

We have informed the selling stockholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have furnished the selling stockholders with a copy of such rules and have informed them of the need for delivery of copies of this prospectus. The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such rule.

LEGAL PROCEEDINGS

There are no legal proceedings pending or threatened legal actions against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of May 21, 2007 are as follows:

NAME	AGE	POSITION

Gerard A. Stephan	51	President, CEO, Chairman of Board of Directors
Warren Rothouse	45	Director
Michael Stephan	54	Director
Gerard Stephan, Jr.	26	Director

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

Below are brief biographies of our officers and directors:

GERARD A. STEPHAN is our sole officer as well as the Chairman of the Board of Directors. He has extensive experience in the development, marketing, and operation of a variety of businesses in the construction, manufacturing, and quick service restaurant industries, and owns five patents. Mr. Stephan is seeking to expand his quick service restaurant operations. To that extent, Mr. Stephan has negotiated several locations with national franchises to include other concepts. . He has put together a team of investors, construction contractors, real estate brokers, franchise brokers and operators to gain leverage in the market.

Mr. Stephan has a conflict of interest in that he is the President of Krysta Construction, a commercial ceramic tile installation company; Krysta Group, a manufacturing business; and Krysta Food, which holds the rights to operate Quizno’s franchises. It is possible that there may be a conflict of interest in providing the same management services to all of these companies. To avoid this potential conflict, Mr. Stephan has turned over the day-to-day operations of these companies to various family members. This allows Mr. Stephan to devote the vast majority of his time and attention to the continued development and management of Rockelle.

MICHAEL STEPHAN was recently elected to our Board of Directors. Since 1999, Mr. Stephan has been employed as an Information Technology Specialist at the VA Medical Center in Northport, New York. In such capacity he is assigned to work in the Application Software Division performing Software Maintenance and Support on VISTA system for specific software packages. He also provides maintenance and support for certain Network and Internet based software packages. Mr. Stephan has previously held the position of Network and Systems Analyst at the Brentwood Public Library in Brentwood, New Jersey from 1996 to 1999. In such capacity he was an advisor to the Library Director on all Computer and Technology Issues and was in charge of all library computer hardware and software, which included purchasing, installation, configuration and management.

He holds a Masters Degree in Communication Arts from the New York Institute of Technology, a Bachelor of Science Degree from SUNY, Old Westbury, and an Associates Degree from Suffolk Community College.

Michael Stephan is the son of Gerard Stephan our President, Chief Executive Officer and Chief Financial Officer.

GERARD STEPHAN, JR was recently elected to our Board of Directors. He is currently the Chief Operating Officer of Krysta Construction and has worked in such capacity since his graduation from college. Mr. Stephan is responsible for work scheduling, architectural plan review, cost estimation, and supply inventory. He holds a degree in Architectural Design from Suffolk Community College.

Mr. Stephan has a conflict of interest in that he is the Chief Operating Officer of Krysta Construction, a commercial ceramic tile installation company; Krysta Group, a manufacturing business; and Krysta Food, which holds the rights to operate Quizno’s franchises. It is possible that there may be a conflict of interest in providing the same management services to all of these companies.

Gerard Stephan, Jr. is the son of Gerard A. Stephan our President, Chief Executive Officer and Chief Financial Officer.

WARREN ROTHOUSE was recently elected to our Board of Directors. He has over 20 years of sales and management experience. He is also currently a senior partner and managing director of Surety Financial Group. In his capacity as Managing Partner, he develops and implements sales promotions and incentives, designs all advertising, and develops all service pricing. From 1997 until 2003 Mr. Rothouse owned and operated Country Stove and Chimney Shoppe, a supplier of fireplaces and stoves. In this capacity he oversaw all day-to-day operations including payroll and taxes, marketing, customer development and service, and personnel. Mr. Rothouse has also worked as a Sales Manager for Thulman Eastern Corporation from 1995 until 1997.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of May 21, 2007 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (3)

Common Stock	Gerard Stephan (1)	18,077,143	49.6%
Common Stock	Carmella F. Stephan (2)	1,950,000	5.4%
Common Stock	Michael Stephan	121,700	*
Common Stock	Gerard Stephan Jr.	950,000	*
Common Stock	Warren Rothouse	0	*
Officers and Directors As a Group (4)		18,198,843	55%%

(1)
Gerard Stephan, our sole officer and the Chairman of the Board of Directors, beneficially owns 18,077,143 shares which includes the 1,950,000 held by his wife, Carmella Stephan and the 950,000 shares owned by his son, Gerard Stephan Jr.

(2)
Carmella F. Stephan, the wife of Gerard Stephan, our sole officer and director, was given 2,000,000 shares of our common stock as a gift from Mr. Stephan. Based upon same, these 2,000,000 shares are deemed beneficially owed by Gerard Stephan.

(3)	The percent of class is based on 36,431,373, shares of common stock issued and outstanding as of May 21, 2007.

*	Owns less than 1%.

DESCRIPTION OF SECURITIES
General

Our authorized capital stock consists of 200,000,000 shares of common stock at a par value of $ 0.001 per share and 10,000,000 shares of preferred stock at a par value of $ 0.001 per share.

Common and Preferred Stock

As of May 21, 2007, 36,431,373 shares of common stock are issued and outstanding and held by 49 shareholders. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of common stock do not have cumulative voting rights.

Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

We have also authorized 10,000,000 shares of preferred stock at a par value of $0.001, none of which have been issued.

Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Convertible Notes

On March 3, 2006, we entered into a Securities Purchase Agreement for a total subscription amount of $2,000,000 that included Stock Purchase Warrants and Callable Secured Convertible Notes with AJW Capital Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millenium Capital Partners II, LLC. The funding of $2,000,000 (we received net proceeds of $1,830000) was completed on April 7, 2006 with the following parties and evidenced by callable secured convertible notes: AJW Capital Partners, LLC invested $230,000; AJW Offshore, Ltd. invested $1,176,000; AJW Qualified Partners, LLC invested $564,000; and New Millenium Capital Partners II, LLC invested $30,000. The parties received the following amount of Series A Warrants, exercisable at $1.00 per share: AJW Capital Partners, LLC - 120,750 warrants; AJW Offshore, Ltd. - 617,400 warrants; AJW Qualified Partners, LLC - 296,100 warrants; and New Millenium Capital Partners II, LLC - 15,750 warrants. The parties received the following amount of Series B warrants, exercisable at $1.50 per share: AJW Capital Partners, LLC - 120,750 warrants; AJW Offshore, Ltd. - 617,400 warrants; AJW Qualified Partners, LLC - 296,100 warrants; and New Millenium Capital Partners II, LLC - 15,750 warrants. The callable secured convertible notes are convertible into shares of our common stock at a variable conversion price based upon the applicable percentage of the average of the lowest three (3) Trading Prices for the Common Stock during the twenty (20) Trading Day period prior to conversion. The “Applicable Percentage” means 50%. Under the terms of the callable secured convertible note and the related warrants, the callable secured convertible note and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of callable secured convertible notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act.

Warrants

Based on our financing, we issued 3,000,000 Series A warrants with an exercise price of $1.00 and 3,000,000 Series B warrants with an exercise price of $1.50 to date. Specifically, the parties received the following amount of Series A warrants, exercisable at $1.00 per share: AJW Capital Partners, LLC - 230,000 warrants; AJW Offshore, Ltd. - 1,176,000 warrants; AJW Qualified Partners, LLC - 564,000 warrants; and New Millenium Capital Partners II, LLC - 15,750 warrants. The parties received the following amount of Series B warrants, exercisable at $1.50 per share: AJW Capital Partners, LLC - 120,750 warrants; AJW Offshore, Ltd. - 617,400 warrants; AJW Qualified Partners, LLC - 296,100 warrants; and New Millenium Capital Partners II, LLC - 30,000 warrants. Each Warrant entitles the holder to one share of our common stock and is exercisable for seven years from March 3, 2006.

Westminster Securities Corp. acted as the placement agents in the March 2006 funding transaction in which we entered into a Securities Purchase Agreement for a total subscription amount of $2,000,000 that included Stock Purchase Warrants and Callable Secured Convertible Notes with AJW Capital Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millenium Capital Partners II, LLC. In consideration for their services, we issued to them a total of 100,000 shares of our common stock, Series A warrants representing the right to purchase up to 300,000 shares of our common stock at an exercise price of $1.00 per share, and Series B warrants representing the right to purchase up to 300,000 shares of our common stock at an exercise price of $1.50 per share. These warrants also expire on March 3, 2013.

On July 24, 2006, we entered into an Agreement with Surety Financial Group, LLC (“Surety”), by which Surety would provide various investor relations services in exchange for 1,000,000 shares of our common stock. Of the 1,000,000 shares, 500,000 shares were initially delivered, and the balance were issued and held in escrow to be delivered in increments of 50,000 shares per month, commencing in the second month of the agreement, for a total of 1,000,000 shares. All of the 1,000,000 shares were delivered in accordance with the Agreement. As part of the Agreement, Surety was also issued 250,000 warrants for shares of our common stock at a conversion price of 50% of average three lowest bid prices during the thirty-one days prior to the execution of said warrants. The shares underlying these warrants are not being registered at this time.

On January 10, 2007, we entered into an Agreement with Surety Financial Group, LLC (“Surety”), by which Surety would provide various investor relations services in exchange for 3,000,000 shares of our common stock. Of the 3,000,000 shares, 1,000,000 shares will be issued upon the effective date of this registration statement, and the balance will be issued in increments of 200,000 shares will be delivered per month, commencing in the second month of the agreement, for a total of 2,000,000 shares. As part of the Agreement, Surety was also issued 500,000 warrants for shares of our common stock at a conversion price of 50% of average three lowest bid prices during the thirty-one days prior to the execution of said warrants. The shares underlying these warrants are not being registered at this time.

On January 26, 2007 we entered into an Investment Agreement (the “Agreement”) with Acacia Investors, LLC, an Illinois limited liability company (“Acacia”) to provide us with an equity line of credit. Pursuant to this Agreement, Acacia Investors LLC was issued 4,000,000 warrants for shares of our common stock at an exercise price per share equal to sixty-seven percent (67%) of the lowest closing bid price for the shares of Common Stock for the three (3) Trading Days immediately preceding such date. The shares underlying the warrants are being registered at this time.

Options

Pursuant to an employment agreement dated January 1, 2006, Gerard Stephan was granted the right to purchase 25,000,000 shares of the Company’s common stock at an exercise price of $0.01. The options expire in 2015. The options shall be fully vested upon execution of this Agreement. The Executive shall have voting rights of the shares purchased when they are fully vested.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee. Anslow & Jaclin, LLP, our independent legal counsel, has provided an opinion on the validity of our common stock.

The financial statements for the years ending December 31, 2005 and 2006 included in this prospectus and the registration statement have been audited by Infante & Company certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Delaware Statutes and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated in the State of Delaware under the name Serie Inc. on September 19, 2003. On May 12, 2004, pursuant to an agreement between us, Scott Raleigh and Gerard Stephan (“Agreement”), Gerard Stephan purchased all of our issued and outstanding shares of common stock for total consideration of $26,000. We subsequently filed Articles of Amendment with the State of Delaware changing our name to Rockelle Corp. Mr. Stephan is our sole officer and director, as well as our controlling stockholder. Pursuant to the change in control, our business purpose is to acquire and maintain franchises in the quick-service food industry. Until this change in control, our activities had been limited to actions related to our organization and we conducted virtually no business operations.

DESCRIPTION OF BUSINESS

DESCRIPTION OF BUSINESS

We are a builder, owner, operator, and franchiser of various types of quick service food establishments. Upon completion of our current funding, we were able to buildout and operate six Stewart’s franchises in Wal-Mart in 4 states. It is our intention to sell all of these initial locations. The amount of additional funds secured will dictate the timing and progress of our future business development.

STEWART’S

On March 16, 2006, we entered into a Multiple Unit Development Agreement with Frosted Mug Holdings, LLC (“Agreement”) which granted us certain development rights to establish, operate and/or franchise Stewart’s “Snack Bars” using the Frosted Mug Holdings proprietary restaurant service marks which currently include “Stewart’s”, Stewart’s Root Beer” and the “Original Drive In”. In accordance with the agreement, we have the right to establish, operate and/or franchise these Stewart’s “Snack Bars” in up to ten Wal Mart locations in Pennsylvania, Maryland, Ohio, Florida and New York. Additionally, the Agreement grants us a right of first refusal on all subsequent Wal Mart locations awarded to Frosted Mug Holdings. Currently, Rockelle operates six franchises; two in Florida, one in Maryland, one in Pennsylvania, and two in Ohio. As the Stewart’s “Snack Bars” open, we plan to operate some of these establishments and franchise the remaining locations, subject to registration requirements.

Pursuant to the terms of the Agreement, we were required to pay a development fee equal to Twelve Thousand Five Hundred ($12,500.00) Dollars per Stewart’s “Snack Bar” either under construction or for which a permit has been issued. Said fee shall be paid upon issuance of each subsequent permit for Stewart’s “Snack Bars” developed hereunder. For the initial ten Stewart’s “Snack Bars” subject to this Agreement the total initial fee was One Hundred Twenty Five Thousand ($125,000.00) Dollars (the “Development Fee”). We were also required to pay Four Thousand ($4,000) Dollars per unit toward the royalties to be charged to the Stewart’s “Snack Bars” developed. Hereafter, said fee shall be paid upon issuance of each subsequent permit for Stewart’s “Snack Bars” developed hereunder. In addition to the Development Fee, we also paid Four Thousand Five Hundred ($4,500.00) Dollars in rental security per unit.

Upon the franchising of a location, Rockelle will receive a franchise fee and recurring royalty revenues from each franchised location.

Pursuant to the terms of the Agreement, we have the right to franchise any of the Stewart’s “Snack Bars” developed by us, to any third party, and retain any proceeds from such sale. We shall also be entitled to retain one third of all royalties collected from such third party franchisee. In addition, we have received a right of first refusal for the construction of each additional Stewart’s “Snack Bar” and we believe this can generate additional revenues in the future.

On February 7, 2007. Rockelle announced that the Company has signed a contract to acquire Stewart's Original Root Beer. Under this agreement, Rockelle Corp. will acquire Stewart's Original Root Beer from its current owner, Frosted Mug Holdings, LLC.
This includes all of Stewart's existing restaurants, plus its valuable and marketable product trademarks. There are approximately 50 licensed, revenue generating Stewart's locations across nine states, plus some franchised sites, all of which provide immediate or residual income to Rockelle.

This acquisition provides Rockelle the added value of the trademark rights to market all of Stewart's products including, but not limited to, Stewart's famous soda syrups, hamburgers, hot dogs and condiments, to name a few. Rockelle anticipates tapping into potential vendor and supply sources throughout the United States. The trademarked products will be mass-produced and placed in supermarkets and grocery stores across the United States.

Rockelle will be offering franchising opportunities through area development agreements as well as individual franchise location agreements. Rockelle's goal is to expand Stewart's into a national franchise chain domestically, while seeking to establish the Stewart's brand internationally.
On January 31, 2007, we entered into a Joint Venture Purchase Agreement with Frosted Mug Holdings, LLC (“Frosted”) to form a joint venture under the name FrostedRock, Inc. to engage together in the business of Stewarts Root Beer Drive in Restaurants ("Agreement"). In accordance with the Agreement, we shall hold a 51% partners interest in the joint venture, and Frosted shall hold a 49% partners interest. The general conduct of the business shall be controlled by an Operating Committee to be comprised of Gerald Stephen and John R. Frieri. We, as the Manager, shall be responsible for the day to day management of the operations of the joint venture, subject to the supervision of the JV Operating Committee. All income and property of Frosted will be contributed to the joint venture. In exchange, we shall be required to make the following payments to Frosted:

1.	$100,000 upon execution of the Agreement;
2.	$50,000 within 120 days from the date of the Agreement;
3.	$100,000 within 180 days from the date of the Agreement;
4.	$4,000,000 within one year from the date of the Agreement;
5.	Assumption or other disposition of the $2,700,000 note issued to Stewarts Restaurants, Inc. by Frosted within one year from the date of the Agreement; and
6.	$2,000,000 within two years from the date of the Agreement.

Upon completion of the $4,000,000 payment, Frosted shall transfer to us 66% of its total ownership interests in the joint venture and turn over complete control of the JV Operating Committee to us. Upon satisfaction of the $2,000,000 payment, Frosted shall completely relinquish the balance of its ownership interest in the joint venture.

CHOCK FULL O’NUTS

On Aug. 17, 2006 Rockelle announced that they have received approval from Massimo Zanetti Beverage, USA, the parent company of Chock Full o'Nuts, that permits Rockelle to combine other food concepts with a Chock Full o'Nuts Coffee Shop. This agreement allows Rockelle to create dual or multi branded locations featuring Chock Full o'Nuts. On Feb. 1, 2007, Rockelle announced that it has received Patchogue Village's preliminary approval to open a full service Chock full o'Nuts eatery at the Patchogue, LI Railroad station.

TACO TIME

We have also signed an agreement, dated March 2005, with Kahala Corporation, for exclusive rights to Taco Time, in the greater New York City/Western Long Island metropolitan area. This agreement is in perpetuity as long as Rockelle is not in default of the monetary or developmental requirements. The total Area Representative Fee required is $300,000; $100,000 of this fee was paid by Rockelle at the time the agreement was signed. Once the $200,000 obligation to Kahala is met, we will then retain the next $300,000 in franchise fees. All future franchise fees are divided as follows: Kahala receiving 67% and Rockelle receiving the remaining 33%. Royalty revenues from all stores shall be 6% of gross revenues and distributed 4% to Kahala and 2% to Rockelle. Each store will also be required to contribute 4% of gross sales for regional and local advertising.

Management strategies include the opening of a “model” Taco Time in the New York Metropolitan area, offering franchises for sale, providing construction and build out services, furnishing marketing and advertising support. This location will be used as a showcase for future franchise purchasers. We estimate the cost to open the model store to be approximately $675,000 to purchase the facility plus an additional $175,000 to complete the franchise build-out. We expect to generate gross annual revenue in excess of $550,000.

CONVENIENCE STORES

On January 5, 2005, we signed an agreement with 1733 Old Country Road, LLC, (“Old Country”), for exclusive rights to operate a convenience store located at the Lukoil service station in Riverhead, Long Island, NY. We also entered into an agreement with 3821 Veterans Highway, LLC (“Veterans Highway”), for the exclusive rights of our second convenience store at the Lukoil service station located in Ronkonkoma/ Bohemia, Long Island, New York. On October 17, 2005, we terminated the Veterans Highway lease agreement and on March 16, 2006 we terminated the Old Country lease agreement for the convenience store locations by a mutual cancellation of the leases, in order to stay focused on our quick service food concepts.

COMPETITION

STEWART’S

The food service industry is highly competitive, and has few barriers to entry. However, since franchises are located within Wal-Mart stores, there will be no direct competition. Stewart’s “Snack bars” will draw customers from a captive audience. Stewart’s customers will come from walk-through foot traffic. Anticipated foot traffic ranges from 1 million to 1.8 million customers depending upon store location and hours of operations. In addition to Walmart’s customers, there will be, on average, 200 to 400 employees per location. An additional benefit of this captive audience is that no advertising costs will be needed.

The major competitors to Stewart’s (outside of these WalMart locations) from an established regional or national franchise chain are as follows:

•	A & W
•	Nathan’s Famous
•	Cheeseburger Cheeseburger
•	Johnny Rockets

TACO TIME

Taco Time, a 40-year-old established franchise, is amongst the top 20 fastest growing franchise chains with fewer than 300 units. Our enhanced product line offers a wider array of menu choices, including vegetarian and health conscious food items. Taco Time’s competitive advantage is that all menu items are prepared daily, using only the freshest ingredients available. Although there is greater competition in this arena, the NY metropolitan area’s population more than supports this number of competitors.

Our competitors for our Taco Time franchises include:

•	Taco Bell,
•	Baja Fresh,
•	Chipotle
•	Qdoba restaurants.

CHOCK FULL O’NUTS

The coffee shop industry is also highly competitive. Rockelle’s business alliance with Chock full o’Nuts gives Rockelle an established product with name brand recognition. In addition to coffee drinks, Chock full o’Nuts offers breakfast and lunch selections. Rockelle has the option to operate Chock full o’Nuts Coffee Shops as a stand-alone concept, or combine Chock full o’Nuts with any of its other food concepts in a multi-branded establishment. Competition for Chock full o’Nuts franchises include:

•	Starbucks
•	Caribou Coffee
•	Seattle’s Best

MANAGEMENT DISCUSSION AND ANALYSIS

The following plan of operation provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read along with our financial statements and notes thereto. Because we have not generated significant revenues, we intend to report our plan of operation below.

The following discussion and analysis contains forward-looking statements, which involve risks and uncertainties. The Company’s actual results may differ significantly from the results, expectations and plans discussed in these forward-looking statements.

Overview

Our plan of operations for the twelve months following the date of this filing is to complete the following objectives within the time period specified:

On January 31, 2007, Rockelle entered into a Joint Venture Purchase Agreement with Frosted Mug Holdings, LLC (“Frosted”) to form a joint venture under the name FrostedRock, Inc. to engage together in the business of Stewarts Original Root Beer Drive in Restaurants. It is Rockelle’s intention to reinvigorate the Stewart’s brand name to facilitate the development and sales of Stewart’s Original Root Beer Drive-In Restaurant franchises. Rockelle also plans to develop and market Stewart’s trademarked food products, which will be distributed nationally and sold in local grocery stores.

Rockelle intends to sell all developed Stewart’s “Snack Bar” franchises and focus on trademarked product development and distribution. Rockelle will continue to earn annual royalty fees from each franchised location sold.

Rockelle has purchased the exclusive area development rights for Taco Time, a Kahala Corp. owned franchise concept, for all five Burroughs of New York along with Nassau and Suffolk counties in Long Island, NY. Management strategies include the opening of a “model” Taco Time in the New York Metropolitan area, offering franchises for sale, providing construction and build out services, furnishing marketing and advertising support. This location will be used as a showcase for future Taco Time franchise purchasers. We estimate the cost to open the model store to be approximately $675,000 to purchase the facility plus an additional $175,000 to complete the franchise build-out. We expect to generate annual gross revenue in excess of $550,000.

Rockelle entered into a broker agreement with Massimo Zanetti Beverage, USA, the domestic parent company of Chock Full o'Nuts, which permits Rockelle to develop, operate and or sell stand alone Chock full o’Nuts coffee shops and cafes. This agreement also allows Rockelle to combine any other food concepts with Chock full o'Nuts to create dual or multi branded locations featuring Chock Full o'Nuts. Rockelle has received Patchogue Village's preliminary approval to open a full service Chock full o'Nuts eatery at the Patchogue, LI Railroad station. There are several other locations currently under negotiation.

Over the next twelve months we intend to further our business plan of developing and selling Stewart’s Original Root Beer Drive-In Restaurant franchises and developing Stewart’s trademarked food products for national distribution. We will also open a minimum of one (1) Taco Time and one (1) Chock full o’Nuts Café location. We will undertake the build-out construction, bring each franchised location into operational status, and then either operate the franchised location or sell the franchised location to other franchisees. Our sole officer and Director, Gerard Stephan, will oversee all of the following activities.

CONSTRUCTION

Prior to this filing, construction had been completed on six (6) Stewart’s franchises as follows; one in Pennsylvania, one in Maryland, two in Florida and two in Ohio. As of May 21, 2007, all locations are open for business.

OPERATIONS

It is our intension to sell all of our developed Stewart’s Original Root Beer Drive-In Restaurant franchises. In addition, we will also develop a minimum of one (1) Taco Time franchise and one (1) Chock full o’Nuts Café franchises in 2007.

SALES AND MARKETING

Our sales and marketing are divided into two separate functions. The first is to generate visibility for the franchises we intend to develop and sell while utilizing the operational locations to develop interest by prospective franchise buyers. We intend to use traditional sales and marketing vehicles such as newspaper and trade publications. The second is the development of Stewart’s trademarked food products for national distribution.

FURTHER DEVELOPMENT OF ORGANIZATIONAL INFRASTRUCTURE

Mr. Stephan will personally undertake the responsibility of selecting and overseeing the products developed that will carry the Stewart’s trademark as well as the management necessary to put the national distribution channels into place. In addition, Mr. Stephan will be responsible for hiring the employees needed to staff our initial locations.

Completion of our plan of operation is subject to attaining adequate revenue. We cannot assure investors that adequate revenues will be generated and if we are unable to generate sufficient revenues, we may be unable to proceed with our plan of operations. We may need to seek additional equity financing to cover our administrative expenses, marketing and expansion. We anticipate that, if needed, any such financing will be through the sale of shares of our common stock at prices based upon our trading market once such market develops. Even without significant revenues within the next twelve months, we still anticipate being able to continue with our present activities, but we may require the additional financing to potentially achieve our goal of profit, revenue and growth.

On January 31, 2007, we entered into a Joint Venture Purchase Agreement with Frosted Mug Holdings, LLC (“Frosted”) to form a joint venture under the name FrostedRock, Inc. to engage together in the business of Stewarts Root Beer Drive in Restaurants ("Agreement"). In accordance with the Agreement, we shall hold a 51% partners interest in the joint venture, and Frosted shall hold a 49% partners interest. The general conduct of the business shall be controlled by an Operating Committee to be comprised of Gerald Stephen and John R. Frieri. We, as the Manager, shall be responsible for the day to day management of the operations of the joint venture, subject to the supervision of the JV Operating Committee. All income and property of Frosted will be contributed to the joint venture. In exchange, we shall be required to make the following payments to Frosted:

1.	$100,000 upon execution of the Agreement;
2.	$50,000 within 120 days from the date of the Agreement;
3.	$100,000 within 180 days from the date of the Agreement;
4.	$4,000,000 within one year from the date of the Agreement;
5.	Assumption or other disposition of the $2,700,000 note issued to Stewarts Restaurants, Inc. by Frosted within one year from the date of the Agreement; and
6.	$2,000,000 within two years from the date of the Agreement.

Payments 1, 2 and 3 will be satisfied through revenues from ongoing operations of Stewart’s Original Root Beer restaurants. Management is pursuing an investment-banking firm, not yet retained, to assist us in obtaining the funding requirements to complete our acquisition of Stewart’s Original Root Beer. Management anticipates completing this funding through equity financing.

Upon completion of the $4,000,000 payment, Frosted shall transfer to us 66% of its total ownership interests in the joint venture and turn over complete control of the JV Operating Committee to us. Upon satisfaction of the $2,000,000 payment, Frosted shall completely relinquish the balance of its ownership interest in the joint venture.

Liquidity and Capital Resources

On March 1, 2006, we completed financing agreements by executing a securities purchase agreement with the following entities: AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millenium Capital Partners II, LLC. Under the securities purchase agreement, we issued $2,000,000 in callable secured convertible notes. The notes are convertible into shares of our common stock. The conversion price is based on the sixty (60%) of the average of the lowest three (3) Trading Prices for the Common Stock during the twenty (20) Trading Day period prior to conversion. The timing of the conversion is at the option of the holder. The notes are secured by a grant of a general security interest in all of our assets both tangible and intangible. The Company simultaneously issued to the private investors seven year warrants to purchase 3,000,000 Series A warrants at an exercise price of $1.00 and 3,000,000 Series B warrants at an exercise price of $1.50.

A private investment firm, Westminster Securities Corporation based in New York City, will receive a total commission of $160,000 (8% of the net proceeds of $2,000,000) for arranging for this financing. In addition, Westminster Securities received 100,000 shares of our common stock and seven year warrants to purchase 300,000 Series A warrants at an exercise price of $1.00 and 300,000 Series B warrants at an exercise price of $1.50.

We received a total of $2,000,000 under the terms of the securities purchase agreement. We have applied these funds in the manner outlined in the tables below.

To Date:

Gross Proceeds Received	$2,000,000

Less - Use of Proceeds:
• Prorated Closing Costs and Fees	$330,502
• Frosted Mug Contract	$105,000
• Construction, Build-out & Equipment Costs	$1,564,498

Total Proceeds Utilized	$2,000,000

Net Retained for Operating Expenses	$0

Management is pursuing an investment-banking firm, not yet retained, to assist us in obtaining the funding requirements to complete our acquisition of Stewart’s Original Root Beer. Management anticipates completing this funding through equity financing. While there is no absolute guarantee that we will obtain the required funding, management believes that both the revenue generation forecast and the additional funding will be attained. At the present level of operations, working capital requirements to sustain operations approximates $50,000 per month exclusive.

At March 31, 2007, the Company had $20,643 in cash, $6,000 in prepaid expenses and $12,753 in inventories for a total of $39,396 in current assets. The Company had $244,272 in accounts payable and accrued expenses, $50,000 franchise obligation, $4,657 note payable current portion, $77,510 due to affiliates, $665,765 in convertible notes and a stockholder loan payable in the amount of $10,060 for a total of $1,052,264 in current liabilities. The Company will rely upon the issuance of common stock and additional capital contributions from shareholders to fund expenses to enter into the franchise industry. There are no guarantees that the Company will be successful in the industry.

Critical Accounting Policies

 Our financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use if estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 2 of our financial statements. While all these significant accounting policies impact our financial condition and results of operations, our views certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

DESCRIPTION OF PROPERTY

The Company currently uses the offices of management at 162 Miller Place Road, Miller Place, New York 11764 at no cost to the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We currently use space at 162 Miller Place Road, Miller Place, New York 11764. We lease such space from Gerard Stephan, our President, for no charge on a month to month basis.

In May 2004, we issued 19,100,000 shares to Gerard Stephan as compensation for services rendered as our president. The following shareholders were given shares as a gift from Gerard Stephan, our sole officer and director, and are related to Mr. Stephan as noted below:

Carmella F. Stephan	Wife	2,000,000 shares
Krysta M. Kunze	Daughter	1,000,000 shares
Jeanine N. Stephan	Daughter	1,000,000 shares
Gerard A. Stephan, Jr.	Son	1,000,000 shares
Eric Kunze	Son-in-Law	50,000 shares
Rockelle A. Rivera	Granddaughter	50,000 shares
Janelle R. Candelario	Granddaughter	50,000 shares

The following shareholders, who purchased shares in our private placement offering, are related to Gerard Stephan, our sole officer and director, as noted below:

Michael A. Stephan	Brother
Kimberly A. Stephan	Niece
Anthony Stephan	Father
Elizabeth Stephan	Mother
Emanuel Sammartino	Brother-in-Law
Denise Sammartino	Sister
Emanuel V. Sammartino	Nephew

 In July, 2006, we issued 1,000,000 shares to Surety Financial, LLC. Our director, Warren Rothouse, is a Senior Partner at Surety Financial, LLC.

In September, 2006, we issued 100,000 shares to each of Warren Rothouse, Gerard Stephan Jr., and Michael Stephan for services to be rendered in their capacities as directors. Gerard Stephan Jr. and Michael Stephan are the sons of Gerard Stephan our President, Chief Executive Officer and Chief Financial Officer.

In January 2007, we issued a total of 2,857,143 shares to Gerard Stephan as payment for the $200,000 owed to Mr. Stephan under his employment agreement with us for the year ending December 31, 2006. The shares were valued at the market price of $.07 per share.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the fiscal years ended December 31, 2006, 2005 and 2004 in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Gerard Stephan, (1) President, Chief Executive Officer and Director	2006	$200,000*	0	0	0	0	0	0	$200,000
	2005	$0	0	19,100,000	0	0	0	0	$0
	2004	$0	0	0	0	0	0	0	$0

Warren Rothhouse-Director	2006	$0	0	100,000	0	0	0	0	$0

Gerard Stephan, Jr.-Director	2006	$0	0	1,100,000	0	0	0	0	$0

Michael Stephan-Director	2006	$0	0	100,00	0	0	0	0	$0

(1)
In January 2007, we issued a total of 2,857,143 shares to Gerard Stephan as payment for the $200,000 owed to Mr. Stephan under his employment agreement with us for the year ending December 31, 2006. The shares were valued at the market price of $.07 per share.

Outstanding Equity Awards at Fiscal Year-End Table.

Other than the options granted to Gerard Stephan under his employment agreement as set forth below, there were no individual grants of stock options to purchase our common stock made to the named executive officers in the Summary Compensation Table during the fiscal year ended December 31, 2006, and the subsequent period up to the date of the filing of this prospectus.

Stock Option Plan

The Company currently does not have a stock option plan.

Stock Option Grants

Effective January 1, 2007, we have granted Gerard Stephan options to purchase 125,000,000 of our common shares at $.01 per share. Such options vest at the rate of 25,000,000 shares per year for five years.

Employment Agreements

Currently, we have an agreement with Gerard Stephan, our Chief Executive Officer, to serve in this capacity for a period of five years. His salary in 2006 is $200,000; for 2007, $250,000; for 2008, $300,000; for 2009, $350,000; for 2010, $400,000. The plan also provides for the right to purchase 25,000,000 of our common stock at a price of $.01 per share.

Compensation of Directors

The Board of Directors has the authority to fix the compensation of directors. None of our directors have received monetary compensation since our incorporation to the date of this registration statement.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as apart of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders.

Rockelle Corp. and Subsidiary

Consolidated Financial Statements

March 31, 2007
and
December 31, 2006

Rockelle Corp.
Index to Financial Statements
March 31, 2007
and
December 31, 2006

CONSOLIDATED FINANCIAL STATEMENTS AS OF MARCH 31, 2007	PAGE

Consolidated Balance Sheet as of March 31, 2007	F2 -F3

Consolidated Statements of Operations for the Three Months Ended March 31, 2007 and 2006	F-4

Consolidated Statement of Stockholders' Equity	F-5

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2007 and 2006	F-6

Notes to March 31, 2007 Consolidated Financial Statements	F-7 -F-10

CONSOLIODATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2006	F-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-12

Consolidated Balance Sheet As of December 31, 2006	F-13 - F-14

Consolidated Statements of Operations for the Years Ended December 31, 2006 and 2005	F-15

Consolidated Statement of Stockholders' Equity for the Years Ended December 31, 2006 and 2005	F-16

Consolidated Statements of Cash Flows for the Years Ended December 31, 2006 and 2005	F-17

Notes to December 31, 2006 Consolidated Financial Statements	F-18 - F-32

Rockelle Corp. and Subsidiary
Consolidated Balance Sheet
March 31, 2007

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$20,643
Inventories	12,753
Prepaid expenses and other current assets	6,000

Total current assets	39,396

PROPERTY AND EQUIPMENT
Furniture and equipment	364,225
Automobiles	37,667
Leasehold improvements	644,791
Construction in progress	54,908
1,101,591
Accumulated depreciation and amortization	(53,946)
1,047,645

OTHER ASSETS
Franchise area rights, net	238,750
Deferred financing costs, net	310,679
Restricted cash	130,000
Purchase option - Frosted Mug Holdings, LLC	100,000
Security deposits and other assets	84,167

Total other assets	863,596

Total assets	$1,950,637

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	244,272
Franchise obligation - current portion	50,000
Note payable - current portion	4,657
Due to affiliate	77,510
Convertible notes, net of discount	665,765
Loan from stockholder	10,060

Total current liabilities	1,052,264

LONG-TERM LIABILITIES
Franchise obligation - non-current	100,000
Note payable - non-current	17,584

Total long-term liabilities	117,584

Total liabilities	1,169,848

STOCKHOLDERS' EQUITY
Preferred stock - $0.001 par value; 10,000,000 shares authorized;
None issued and outstanding	-
Common stock - $0.001 par value; 200,000,000 shares authorized
36,070,673 issued and outstanding	36,070
Additional paid-in capital	3,656,805
Retained earnings (accumulated deficit)	(2,912,086)

Total stockholders' equity	780,789

Total liabilities and stockholders' equity	$1,950,637

See notes to financial statements.

Rockelle Corp. and Subsidiary
Consolidated Statements of Operations

	Three months ended March 31,
	2007	2006

Sales	$108,767	$15,384

Cost of Sales	43,179	1,805

Gross profit	65,588	13,579

OPERATING EXPENSES
Stock-based compensation	342,155	-
Other general and administrative expenses	349,899	413,781

Total operating expenses	692,054	413,781

Loss from operations	(626,466)	(400,202)

Interest income	4,420	-
Loss on disposal of property and equipment	-	(44,010)

Net loss	(622,046)	(444,212)

Basic and diluted net loss per common share	$(0.02)	$(0.02)

Weighted average common shares used in computing basic and
diluted net loss per commons share	34,708,994	20,130,197

	(*) = less than $.01

See notes to financial statements.

Rockelle Corp. and Subsidiary
Consolidated Statement of Stockholders' Equity

			Additional
		Common	Paid-In	Accumulated
	Shares	Stock	Capital	Deficit	Total

Balance at December 31, 2006	32,816,330	$32,816	$3,108,523	$(2,290,040)	$851,299

Stock issued January of 2007 as officer
compensation at a value of $200,000
or $0.07 per share	2,857,143	2,857	197,143		200,000

Stock-based compensation			342,155		342,155

Conversion of debentures to common stock	397,200	397	8,984		9,381

Net loss	-	-	-	(622,046)	(622,046)

Balance at March 31, 2007	36,070,673	$36,070	$3,656,805	$(2,912,086)	$780,789

See notes to financial statements.

Rockelle Corp. and Subsidiary
Consolidated Statements of Cash Flows

	Three months ended March 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(622,046)	$(444,212)

Adjustments to reconcile net loss to net cash provided by
(used in) operating activities:
Depreciation	23,073	3,054
Loss on disposal of property and equipment	-	44,010
Amortization of franchise area rights	7,500	7,630
Amortization of deferred financing costs	39,726	14,568
Amortization of discount on convertible debentures	94,151	13,056
Stock-based compensation	342,155	-
Common stock issued for services	-	300,000
Changes in assets and liabilities:
Inventories	-	2,858
Prepaid expenses and other current assets	9,333	(15,000)
Franchise area rights	-	(37,500)
Restricted cash	70,000	-
Security deposits and other assets	(1,801)	38,500
Accounts payable and accrued expenses	43,825	(24,343)
Total adjustments	627,962	346,833

Net cash provided by (used in) operating activities	5,916	(97,379)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property and equipment	-	75,000
Cash paid for purchase option - Frosted Mug Holdings, LLC	(100,000)	-
Capital expenditures	(27,529)	(178,976)

Net cash used in financing activities	(127,529)	(103,976)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of notes payable	(1,114)	-
Deferred financing costs	-	(178,575)
Repayment of loan from stockholder	-	(38,200)
Proceeds from issuance of convertible debentures	-	700,000
Net cash (used in) provided by financing activities	(1,114)	483,225

Net increase in cash and cash equivalents	(122,727)	281,870

Cash and cash equivalents - Beginning of period	143,370	2,150

Cash and cash equivalents - End of period	$20,643	$284,020

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$402	$575
Income taxes paid	$310	$310

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock in exchange for services	$200,000	$75,000
Wanrrant value recorded as paid-in capital	$-	$470,000
Warrants issued for services	$-	$270,880

See notes to financial statements.

Rockelle Corp.
Notes to Financial Statements
March 31, 2007

NOTE 1 - NATURE OF BUSINESS AND BASIS OF PRESENTATION

Rockelle Corp. (“Rockelle”), formerly known as Serie Inc., was incorporated on September 19, 2003 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. Its current primary business purpose is to acquire and maintain franchises in the quick-service food industry. To date, Rockelle has not sold any of these franchises.

In April 2005, Rockelle organized and capitalized a wholly-owned subsidiary, Rockelle Riverhead Corp. (“Riverhead”) for the purpose of operating two convenience stores (one of which was sold in November 2005 and the other which was sold in March 2006), each located on a property shared with a gas station. In connection with taking over these operations, the owner of the property contracted with Rockelle to dispense gasoline to customers of the gas station. Rockelle received a fee based upon the amount of gas dispensed.

Subsequent to the sale of the convenience stores, Rockelle entered into a Multiple Unit Development Agreement with Frosted Mug Holdings, LLC ("Agreement") which granted it certain development rights to establish and operate ten Snack Bars using the Frosted Mug Holdings proprietary restaurant services marks which currently include "Stewart's", “Stewart's Root Beer" and the "Original Drive In". In connection with this agreement, Riverhead developed and currently operates six (6) of these “Stewart’s” Snack Bars located inside Wal-mart department stores. They are located in Pennsylvania, Florida, Ohio and Maryland.

The consolidated financial statements include the accounts of Rockelle and Riverhead (together the “Company”). All material intercompany transactions and balances have been eliminated in consolidation.

The financial statements for the three months ended March 31, 2007 and 2006 together with the balance sheet as of March 31, 2007 included herein have not been audited by the Company’s independent public accountants. In the opinion of management, all adjustments necessary to present fairly the financial position at March 31, 2007 and the results of operations and cash flows for the periods presented herein have been made.

The financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such regulations. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006.

NOTE 2 - STOCK-BASED COMPENSATION

In January 2007, the principal stockholder of the Company received 2,857,143 shares of the Company’s stock in lieu of salary for services performed for the year ended December 31, 2006.

Rockelle Corp.
Notes to Financial Statements
March 31, 2007

Effective January 1, 2007, the Company issued 25 million options to purchase Rockelle common stock to a key executive in the Company at a price of $1 per share. The options have a term of five years and vest on January 1, 2008.

Options outstanding as of March 31, 2007 and changes during the three months ended March 31, 2007 were as follows:

Weighted
	Shares	Average	Aggregate
	Under	Exercise	Intrinsic
Outstanding at	Option	Price	Value

December 31, 2006	-	$-	$-
Granted	25,000,000	$.01	$1,250,000
Exercised	-	$-	$-

March 31, 2007	25,000,000	$.01	$2,500,000

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between the Company’s closing stock price on the last trading day of the first quarter of fiscal 2007 of $0.11 and the exercise price of $0.01, multiplied by the number of in-the-money options) that option holders would have received had they exercised their options on March 31, 2007. This amount changes based on the fair market value of the Company’s stock. As of March 31, 2007, the Company had no shares under option which were exercisable.

The grant-date fair value, as calculated using the Black-Scholes option valuation model, was calculated at $0.0547 per share. The fair value of the options is being amortized over the vesting period on a straight-line basis.

Assumptions used in the calculation of grant-date fair value for the stock options were as follows:

Exercise Price	$0.01
Expected Term (years)	one year
Expected Volatility	222.8%
Dividend Yield	0%
Risk Free Interest Rate	5.0%

The Company’s expected option term was assumed at the earliest possible exercise date for the award. The Company’s expected stock volatility assumption was based upon historical stock price fluctuations of the Company’s common stock. The risk free interest rate was estimated using rates for 1-year U.S. Treasury notes as of the grant-date.

Rockelle Corp.
Notes to Financial Statements
March 31, 2007

NOTE 3 - EARNINGS PER SHARE

Basic net income (loss) per common share exclude dilution and are computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share reflects the potential dilution that could occur if stock options or other contracts to issue common shares of the Company or its subsidiaries were exercised or converted to common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. For the three months ended March 31, 2007 and 2006, diluted loss per share is the same as basic loss per share since the effect of all common stock equivalents was anti-dilutive due to the net loss. At March 31, 2007, there were 2,892,223 warrants issued that were considered to be dilutive securities that will dilute future earnings per share.

NOTE 4 - JOINT VENTURE AGREEMENT

On January 31, 2007, the Company entered into a Joint Venture Purchase Agreement (the “Agreement”) with Frosted Mug Holdings, LLC (“Frosted”) to form a joint venture (the “Joint Venture”) to engage together in the business of Stewarts Root Beer Drive-in Restaurants, formerly operated by Frosted. Under the terms of the Agreement, the Company made a capital contribution to the Joint Venture in the amount of $100,000. The Agreement calls for future contributions to be made by the Company as follows:

May 31, 2007	$50,000
July 31, 2007	$100,000
January 31, 2008	$4,000,000
January 31, 2009	$2,000,000

In addition, the Joint Venture assumed certain liabilities of Frosted in the amount of $447,000 and will assume an existing note payable that Frosted has to Stewart Restaurant, Inc. in the amount of $2,700,000. The assumption of the note is to take place by January 31, 2008. The Company’s ownership percentage in the Joint Venture varies as the schedule payments and note assumption take place.

The Company may elect to forego the July 31, 2007 payment and instead allow all income from the Joint Venture’s operations go 100% to Frosted. However, should the Company fail to make the required payments as set forth in the Agreement, the Joint Venture would dissolve and the Company would forfeit any contributions paid to date. Accordingly, the Company’s initial contribution of $100,000 as been deemed in substance to constitute a purchase option of Frosted’s business and has been recorded as a non-current asset on the balance sheet as of March 31, 2007.

Rockelle Corp.
Notes to Financial Statements
March 31, 2007

NOTE 5 - SUBSEQUENT EVENTS

In May 2007, the Company prepaid the scheduled lease payments under the operating leases for its kitchen and other equipment. Accordingly, the restriction on its cash collateral ($200,000 at December 31, 2006 and $130,000 at March 31, 2007) was removed.

In April 2007, Kahala Corporation agreed to allow the Company to pay their 2007 franchise area rights annual installment of $50,000 by paying $25,000 by April 30, 2007 and the remaining $25,000 by May 10, 2007. These amounts were paid during the month of May.

Rockelle Corp. and Subsidiary

Consolidated Financial Statements

December 31, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Rockelle Corp.:

We have audited the accompanying consolidated balance sheet of Rockelle Corp. and its wholly-owned subsidiary, collectively, the "Company," as of December 31, 2006, and the related consolidated statements of operations, stockholders' equity, and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2006, and the consolidated results of its operations and its cash flows for the two years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Infante & Company

Hollywood, Florida
April 16, 2007

Rockelle Corp. and Subsidiary
Consolidated Balance Sheet
December 31, 2006

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$143,370
Inventories	12,753
Prepaid expenses and other current assets	15,333

Total current assets	171,456

FIXED ASSETS
Furniture and equipment	364,225
Automobiles	37,667
Leasehold improvements	473,970
Construction in progress	198,200
1,074,062
Accumulated depreciation	(30,873)

Fixed assets, net	1,043,189

OTHER ASSETS
Franchise area rights	246,250
Deferred financing costs	351,721
Restricted cash	200,000
Security deposits and other assets	82,366

Total other assets	880,337

Total assets	$2,094,982

The accompanying notes are an integral part of these financial statements.

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accrued expenses	400,447
Franchise obligation - current portion	50,000
Note payable - current portion	4,576
Due to affiliates	77,510
Convertible notes, net of discount of $877,617	582,311
Loan from stockholder	10,060

Total current liabilities	1,124,904

LONG-TERM LIABILITIES
Franchise obligation - non-current	100,000
Note payable - non-current	18,779

Total long-term liabilities	118,779

Total liabilities	1,243,683

STOCKHOLDERS' EQUITY
Preferred stock - $0.001 par value; 10,000,000 shares authorized;
None issued and outstanding	-
Common stock - $0.001 par value; 200,000,000 shares authorized
32,816,330 issued and outstanding	32,816
Additional paid-in capital	3,108,523
Accumulated deficit	(2,290,040)

Total stockholders' equity	851,299

Total liabilities and stockholders' equity	$2,094,982

The accompanying notes are an integral part of these financial statements.

Rockelle Corp. and Subsidiary
Consolidated Statements of Operations
For the years ended December 31, 2006 and 2005

	2006	2005

Sales	$166,270	$155,664

Cost of Sales	70,774	48,268

Gross profit	95,496	107,396

General and administrative expenses	1,653,442	796,754

Loss from operations	(1,557,946)	(689,358)

Interest income	14,431	-
Gain on sale of franchise location	40,000	-
Loss on disposal of property and equipment	(44,010)	-

Loss before provision for income taxes	(1,547,525)	(689,358)

Provision for income taxes

Net loss	(1,547,525)	(689,358)

Basic and diluted earnings per common share	$(0.10)	$(0.04)

Weighted average common shares used in computing
basic and diluted earnings per common share	15,051,567	19,595,124

The accompanying notes are an integral part of these financial statements.

Rockelle Corp. and Subsidiary
Consolidated Statements of Stockholders' Equity
For the years ended December 31, 2006 and 2005
			Additional
		Common	Paid-In	Accumulated
	Shares	Stock	Capital	Deficit	Total

Balance at December 31, 2004	19,484,655	$19,484	$270,816	$(53,157)	$237,143

Stock issued for cash in a private
placement memorandum dated June 1, 2004
for a total of $17,500 or $0.95 per share	18,375	18	17,482	-	17,500

Issuance of common stock in exchange
for services rendered at a value of $9,975
at $0.95 per share	10,500	11	9,964	-	9,975

Issuance of common stock in exchange
for services rendered at a value of $380,000
at $0.95 per share	400,000	400	379,600	-	380,000

Issuance of common stock in exchange
for services rendered at a value of $47,500
at $0.95 per share	50,000	50	47,450	-	47,500

Net loss	-	-	-	(689,358)	(689,358)

Balance at December 31, 2005	19,963,530	19,963	725,312	(742,515)	2,760

Issuance of common stock in exchange
for services rendered at a value of
$300,000 at $0.75 per share	400,000	400	299,600		300,000

Issuance of common stock in exchange
for services rendered at a value of
$24,000 at $0.12 per share	200,000	200	23,800		24,000

Issuance of common stock in lieu of
director's fees at a value of $91,000
at $0.07 per share	1,300,000	1,300	89,700		91,000

Issuance of convertible debt and warrants	100,000	100	1,948,831		1,948,931

Conversion of debentures to common stock	10,852,800	10,853	21,280		32,133

Net loss	-	-	-	(1,547,525)	(1,547,525)

Balance at December 31, 2006	32,816,330	$32,816	$3,108,523	$(2,290,040)	$851,299

The accompanying notes are an integral part of these financial statements.

Rockelle Corp. and Subsidiary
Consolidated Statements of Cash Flows
For the years ended December 31, 2006 and 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,547,525)	$(689,358)

Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation and amortization	33,927	39,007
Loss on disposal of property and equipment	44,010
Amortization of franchise area rights	30,000
Amortization of deferred financing costs	173,939
Amortization of discount on convertible debentures	368,217
Stock issued as compensation	-	-
Stock issued for services	415,000	427,500
Changes in assets and liabilities:
Inventories	(12,753)	(2,858)
Prepaid expenses and other current assets	(12,475)	-
Franchise area rights	-	-
Security deposits and other assets	(26,366)	(89,000)
Accounts payable and accrued expenses	329,645	64,302
Due to affiliates	(27,990)	105,500
Total adjustments	1,315,154	544,451

Net cash used in operating activities	(232,371)	(144,907)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(1,048,535)	(127,346)
Proceeds from sale of property and equipment	75,000	-
Restricted cash	(200,000)	-

Net cash used in investing activities	(1,173,535)	(127,346)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock		17,500
Proceeds from issuance of convertible debentures	2,000,000	-
Deferred financing costs	(330,502)	-
Repayment of notes payable	(2,172)	-
Repayment of loan from stockholder	(70,200)	-
Repayment of franchise obligation	(50,000)	-
Loan from stockholder	-	28,260
Net cash provided by financing activities	1,547,126	45,760

Net increase (decrease) in cash and cash equivalents	141,220	(226,493)

Cash and cash equivalents - Beginning of year	2,150	228,643

Cash and cash equivalents - End of year	$143,370	$2,150

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$1,436	$4,513
Income taxes paid	$-	$-

NON-CASH INVESTING ACTIVITY:
Issuance of common stock in exchange for services	$75,000	$9,975
Financing of franchise area rights	$-	$200,000
Warrant value recorded as paid-in-capital	$1,603,051	$-
Warrants issued for services	$270,880	$-
Conversions of debentures to common stock	$182,855	$-

The accompanying notes are an integral part of these financial statements.

Rockelle Corp. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

 NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Rockelle Corp. (“Rockelle”), formerly known as Serie Inc., was incorporated on September 19, 2003 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. Its current primary business purpose is to acquire and maintain franchises in the quick-service food industry. To date, Rockelle has not sold any of these franchises.

In April 2005, Rockelle organized and capitalized a wholly-owned subsidiary, Rockelle Riverhead Corp. (“Riverhead”) for the purpose of operating two convenience stores (one which was sold in November 2005 and one which was sold in March 2006 - see Note 6), each located on a property shared with a gas station. In connection with taking over these operations, the owner of the property contracted with Rockelle to dispense gasoline to customers of the gas station. Rockelle received a fee based upon the amount of gas dispensed.

Subsequent to the sale of the convenience stores, the Company entered into a Multiple Unit Development Agreement with Frosted Mug Holdings, LLC ("Agreement") which granted it certain development rights to establish and operate ten Snack Bars using the Frosted Mug Holdings proprietary restaurant services marks which currently include "Stewart's", “Stewart's Root Beer" and the "Original Drive In" (see Note 2). In connection with this agreement, Riverhead developed and currently operates six (6) of these “Stewart’s” Snack Bars located inside Wal-mart department stores. They are located in Pennsylvania, Florida, Ohio and Maryland.

Principles of Consolidation and financial statement presentation

The financial condition and results of operations include the accounts of Rockelle and Riverhead (collectively referred to as the “Company”) and are included in the consolidated financial statements. All significant inter-company balances and transactions have been eliminated. Certain amounts from prior years have been reclassified to conform to the 2005 presentation. The consolidated financial statements include the accounts of Rockelle and Riverhead (together the “Company”).

Going Concern

These consolidated financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company has an accumulated deficit of $2,290,000, current liabilities exceeded current assets by more than $953,000 at December 31, 2006, and incurred year to date losses of $1,548,000 at December 31, 2006. The Company cautions users of the statements that the Company needs to seek new sources or methods of financing or revenue to pursue its business strategy. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company anticipates that future revenue will be sufficient to cover certain operating expenditures, and, in the interim, will continue to pursue additional capital investment. However, there can be no assurance that the Company will be able to successfully acquire the necessary capital investment or revenue to continue their on-going efforts and continue operations. These factors, among others, create an uncertainty about the Company’s ability to continue as a going concern.

Rockelle Corp. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Financial Instruments

All financial instruments are carried at amounts that approximate fair value.

Concentration of Credit Risk

It is the Company’s practice to place its cash equivalents in high quality money market securities with six major banking institutions.  Certain amounts of such funds are not insured by the Federal Deposit Insurance Corporation. However, the Company considers its credit risk associated with cash and cash equivalents to be minimal.

The Company's business is subject to certain risks and concentrations including dependence on relationships with suppliers, and to a lesser extent, exposure to risks associated with online commerce security and credit card fraud. The Company is highly dependent on its relationships with three (3) major suppliers. The Company also depends on third party service providers for processing certain fulfillment services.

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and bank certificates of deposit. These accounts are maintained with financial institutions insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At December 31, 2006 and 2005, the balances at various financial institutions over the FDIC insured limit relating to cash and cash equivalents and restricted cash were approximately $160,000 and $63,000, respectively. The Company believes these balances are not at risk as they are held by sound financial institutions.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

Rockelle Corp. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fixed Assets and Leases

Fixed assets are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, generally 5 to 10 years. Assets that are acquired under leases that meet certain criteria evidencing substantive ownership by the Company are capitalized and the related capital lease obligations are included in current and long-term liabilities. Related amortization and interest are charged to expense over the lease term. Leases not meeting the criteria are accounted for as operating leases, with rent payments being charged to expense as incurred.

Impairment of Long Lived Assets and Long Lived Assets to be Disposed Of

Statement of Financial Accounting Standards (“SFAS”) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets establishes the accounting model for long-lived assets to be disposed of by sale and applies to all long-lived assets, including discontinued operations. This statement requires those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred.

Revenue Recognition

For Rockelle, revenue was recognized in the period in which gas is dispensed. For Riverhead, revenue is recorded upon the sale of goods to customers.

Stock Issued For Services

The value of stock issued for services is based on management's estimate of the fair value of the Company's stock at the date of issue or the fair value of the services received, whichever is more reliably measurable.

Advertising

The Company expenses advertising costs as they are incurred. For the years ended December 31, 2006 and 2005, their advertising costs were $5,285 and $0, respectively.

Loss Per Share
The Company computed basic and diluted loss per share amounts for December 31, 2006 and 2005 pursuant to the SFAS No. 128, “Earnings per Share.”  The assumed effects of the exercise of outstanding stock options, warrants, and conversion of notes were anti-dilutive and, accordingly, dilutive per share amounts have not been presented in the accompanying statements of operations.

Rockelle Corp. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Restricted Cash

In accordance with Accounting Review Board (ARB) No. 43, Chapter 3A, "Current Assets and Current Liabilities", cash which is restricted as to withdrawal is considered a noncurrent asset. Restricted cash consists of collateral for one letter of credit and a reserve for lease obligations. The Company's leasor holds a $200,000 letter of credit for lease obligations as further discussed in Note 10.

Income Taxes

The Company applies the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 requires a company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in a company’s financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Differences between taxable income and income for financial statement purposes result from the recognition of certain income and expense items for tax purposes in periods which differ from those used for financial statement purposes.

Secured Convertible Debentures

The Company follows the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, to account for its secured convertible debentures. SFAS No. 150 provides accounting guidance for determining whether convertible notes should be classified as debt or as equity on the Balance Sheet. Under SFAS No. 150, a financial instrument that embodies an unconditional obligation or a conditional obligation that the issuer must, or may, settle by issuing a variable number of its equity shares shall be classified as a liability if, at inception, the monetary value of the obligation is based solely, or predominately, on a) a fixed monetary amount known at inception, b) variations in something other than fair value of the issuer’s equity shares, or c) variations inversely related to changes in the fair value of the issuer’s equity shares.

Pursuant to the Company’s note agreements, the notes are not manditorily convertible, and the conversion is a function of the market price of the Company’s common stock. As such, these instruments are classified as debt on the Balance Sheet. Since the noteholders may convert at any time, the obligations are classified as short-term on the Balance Sheet.

Rockelle Corp. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Share-Based Payment

In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment,"("SFAS 123R"), which revises SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION." SFAS 123R supersedes APB Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES," and its related implementation guidance. SFAS 123R  establishes standards for the accounting for transactions in which an entity incurs  liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments.

SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS No. 123 as originally issued and EITF Issue No. 96-18, "ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING, GOODS OR SERVICES.." SFAS 123R is  effective for the first interim or annual  reporting  period of the  Company's first fiscal year that begins on or after June 15, 2005. The Company has implemented this pronouncement.

In March 2005, the U.S. Securities and Exchange Commission, or SEC, released Staff Accounting Bulletin No. 107, "SHARE-BASED PAYMENTS," ("SAB 107"). The interpretations in SAB 107 express views of the SEC staff, or ‘staff’, regarding the interaction between SFAS 123R and certain SEC rules and regulations, and provide the staff's views regarding the valuation of share-based payment arrangements for public companies. In particular, SAB 107 provides  guidance related to share-based  payment  transactions with non-employees,  the  transition  from  non-public to public entity status, valuation methods (including  assumptions such as expected volatility and expected  term),   the  accounting  for  certain  redeemable financial instruments  issued  under  share-based   payment  arrangements, the classification  of compensation  expense,  non-GAAP  financial  measures, first-time adoption of SFAS 123R in an interim period,  capitalization of compensation  cost  related  to  share-based  payment  arrangements,  the accounting  for income tax effects of  share-based  payment  arrangements upon adoption of SFAS 123R,  the  modification of employee share options prior to adoption of SFAS 123R and disclosures in Management's Discussion and Analysis subsequent  to  adoption  of SFAS 123R. SAB 107 requires stock-based compensation be classified in the same expense lines as cash compensation is reported for the same employees.  The Company has adopted SAB 107.

Goodwill and Other Intangibles

The Company adopted SFAS No.142, “Goodwill and Other Intangible Assets,” on January 1, 2005. As of the adoption date, the Company no longer amortizes goodwill over its useful life. Instead, goodwill is tested for impairment annually. The impairment test consists of two steps. In the first step, the Company determines the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units. If the fair value of the reporting unit is greater than its carrying value, the test is completed and goodwill assigned to the reporting unit is not impaired. To the extent a reporting unit’s carrying amount

Rockelle Corp. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired, and the Company must perform the second step of the impairment test. In the second step, the Company must compare the implied fair value of the reporting unit’s goodwill, determined by allocating the reporting unit’s fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with SFAS No.141, to its carrying amount. The Company will recognize a goodwill impairment charge if the carrying amount of the goodwill assigned to the reporting unit is greater than the implied fair value of the goodwill.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors. Certain officers and directors of the Company have provided personal guarantees to our various lenders as required for the extension of credit to the Company.

Convertible Debentures and Warrants and Deferred Financing Costs

In March 2006, the Company entered into Securities Purchase Agreements for convertible notes and warrants. (see Note 4).  The convertible notes are convertible into an indeterminate number of shares depending upon the Company’s stock price at the date of conversion. The conversion option and warrants are subject to registration rights penalties with provisions that are outside the control of the Company and collateral was posted in connection with the sale of these instruments. The Company’s management has reviewed the convertible notes and warrants in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and found that bifurcation of the embedded conversion provisons was not required. In accordance with Accounting Principles Board (“APB”) Opinion No. 14, Accounting for Convertible Debt Issued with Stock Purchase Warrants, the portion of the proceeds of the debt issued with detachable stock purchase warrants which is allocable to the warrants should be accounted for as paid-in capital. As such, the Company has calculated the fair value of the warrants and allocated that value to paid-in capital. The difference between the debt proceeds and the value allocated to the warrants was recorded as a liability on the Company’s balance sheet in accordance with SFAS No. 150. The resultant discount is accreted up to the maturity date of the convertible notes using the effective interest rate method. Upon conversion, the Company transfers the outstanding debt balance to paid-in capital.

Because the convertible notes are convertible into an indeterminate number of shares the Company might not have sufficient authorized shares in the future to settle conversions or exercises of other non-employee instruments, such as convertible preferred stock, warrants and non employee stock options. As a result of this and anti-dilution features triggered in certain of these instruments the Company reclassified these instruments from equity to a liability based on their fair values on March 1, 2006 (see Note 4).

The Company has deferred the costs of obtaining the convertible debt, including underwriting, legal and other costs. Such costs are amortized over the three year term of the debt. Upon conversion, the remaining unamortized deferred financing costs attributable to the debt converted are transferred to paid-in capital.

Rockelle Corp. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Authoritative Pronouncements

In November 2004, the FASB issued SFAS 151, "Inventory Costs." SFAS 151 amends the accounting for abnormal amounts of idle facility expense, freight handling costs, and wasted material (spoilage) UNDER THE GUIDANCE IN ARB 43, Chapter 4, "inventory Pricing" Paragraph 5 of ARB 42, Chapter 4, previously stated that "...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges..."

This Statement requires that those items be recognized as current-period charges regardless of weather they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005.

In December 2004, the FASB issued SFAS 152, "Accounting for Real Estate Time-Sharing Transactions." The FASB issued this Statement as a result of the guidance provided in AICPA Statement of Position (SOP) 04-2, "Accounting for Real Estate Time-Sharing Transactions." SOP 04-2 applies to all real estate time-sharing transactions. Among other items, the SOP provides guidance on the recording of credit losses and the treatment of selling costs, but does not change the revenue recognition guidance in SFAS 66, "Accounting for Sales of Real Estate," for real estate time-sharing transactions. SFAS 152 amends Statement 66 to reference the guidance provided in SOP 04-2. SFAS 152 also amends SFAS 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects", to state that SOP 04-2 provides the relevant guidance on accounting for incidental operations and costs related to the sale of real estate time-sharing transactions. SFAS 152 is effective for years beginning after June 15, 2005, with restatements of previously issued financial statements prohibited.

In December 2004, the FASB issued SFAS 153, "Exchanges of Nonmonetary Assets," an amendment to Opinion No. 29, "Accounting for Nonmonetary Transactions." Statement 153 eliminates certain differences in the guidance in Opinion No. 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to Opinion No. 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after December 16, 2004.

In March 2005, the FASB issued FASB Interpretation ("FIN") No. 47 "ACCOUNTING FOR CONDITIONAL ASSET RETIREMENT   OBLIGATIONS--AN   INTERPRETATION OF FASB STATEMENT NO. 143" ("FIN No. 47").  FIN No. 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and/or method of settlement are conditional on a future event.  FIN No. 47 is effective for us no later than December 31, 2005.

Rockelle Corp. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In May 2005, the FASB issued SFAS No.  154, “ACCOUNTING CHANGES AND ERROR CORRECTIONS, A REPLACEMENT OF APB NO. 20 AND FASB STATEMENT NO. 3” ("SFAS No.154").  SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. APB Opinion No. 20 "Accounting Changes," previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle.

In June 2006, The FASB issued Interpretation No. 48 “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006. Earlier application of the provisions of this Interpretation is encouraged if the enterprise has not yet issued financial statements, including interim financial statements, in the period this Interpretation is adopted. Management does not expect that the application of this standard will have any effect on the Company's results of operations or its financial condition.

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 157 “Fair Value Measurement”. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. The changes to current practice resulting from the application of this Statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements.

This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. The provisions of this Statement should be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except for certain exceptions stated in the Statement.

Rockelle Corp. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

NOTE 2 - MULTIPLE UNIT DEVELOPMENT AGREEMENT

On March 16, 2006, the Company entered into a Multiple Unit Development Agreement with Frosted Mug Holdings, LLC (“Frosted Mug”) (the "Agreement") which granted it certain development rights to establish and operate ten Snack Bars using the Frosted Mug Holdings proprietary restaurant services marks which currently include "Stewart's", “Stewart's Root Beer" and the "Original Drive In". In accordance with the Agreement, the Company has the right to establish and operate these Stewarts Snack Bars in up to ten Wal-Mart locations in Pennsylvania, Maryland, Ohio, Florida and New York. Currently, two locations in each of Florida and Ohio and one location in each of Maryland and Pennsylvania are operating. Permits have been obtained and construction has been commenced on one additional property located in Maryland. Construction costs incurred on the operating locations have been recorded to “Leasehold improvements” on the balance sheet, and construction costs incurred on the locations under construction are recorded to “Construction in progress” on the balance sheet. At such time as the Snack Bars have opened, the Company can continue to manage each of these establishments or, subject to registration requirements, locate individual franchisees to operate the business.

Pursuant to the terms of the Agreement, the Company was required to pay a development fee (the “Development Fee”) equal to $12,500 per Snack Bar either under construction or for which a permit has been issued. Said fee shall be paid upon issuance of each subsequent permit for Snack Bars developed hereunder. For the initial ten Snack Bars subject to this Agreement the total initial fee was $125,000. Hereafter, said fee shall be paid upon issuance of each subsequent permit for Snack Bars developed hereunder. The Development Fee has been recorded as additional leasehold improvements in the Company’s balance sheet. The Company was also required to pay $4,000 per unit toward the royalties to be charged to the Wal-Mart Snack Bars developed. In addition, the Company also paid $4,500 in rental security per unit.

Pursuant to the terms of the Agreement, the Company has the right to sell any of the Snack Bars developed by it to any third party and retain any proceeds from such sale. The Company is also entitled to retain one third of all royalties collected from such third party franchisee after the sale.

NOTE 3 - FRANCHISE AREA RIGHTS

In March 2005, Rockelle Corp signed an agreement with Kahala Corporation, for exclusive rights to Taco Time, in the greater New York City/Western Long Island metropolitan area. This agreement is in perpetuity as long as Rockelle is not in default of the monetary or developmental requirements. Under the terms of the agreement Rockelle has the rights to sell franchises effective upon inception of the agreement and Rockelle must open a minimum of two stores per year for each of the first ten years. The agreement was modified to allow the Company to open its first store by the end of 2007. The total Area Representative Fee required is $300,000; $100,000 of this fee was paid by Rockelle of which $50,000 was paid as a deposit in fiscal year 2004 and an additional $50,000 was paid at the time the agreement was signed. The remaining balance is to be paid in equal installments of $50,000 per year from years two through five, plus accrued interest of 12%. Once the $200,000 obligation to Kahala is met, Rockelle will then retain the next $300,000 in franchise fees. All future franchise fees are divided as follows: Kahala receiving 67% and Rockelle receiving the remaining 33%. Royalty revenues from all stores shall be 6% of gross revenues and distributed 4% to Kahala and 2% to Rockelle. Each store will also be required to contribute 4% of gross sales for regional and local advertising. We reviewed the franchise area rights for impairment in accordance with SFAS 144 and determined that the fair market value of the franchise area rights exceed the carrying value at December 31, 2006, and no impairment charge is required.

Rockelle Corp. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Franchise area rights consist of the following at December 31, 2006:

Franchise area rights	$300,000
Less: Accumulated amortization	(53,750)
$246,250

Franchise rights amortization expense was $30,000 and $23,750 for the years ended December 31, 2006 and 2005, respectively.

NOTE 4 - SECURED CONVERTIBLE DEBENTURES

In March 2006, the Company completed a financing agreement for $2,000,000 with private investors (the "Investors"). Under the terms of the agreement executed on March 1, 2006, the Company received the funding in three installments of $700,000, $600,000 and $700,000 which were received on March 1st, April 12th and April 20th, respectively. The Company issued to the Investors secured convertible debentures totaling $2,000,000 with a 6% interest rate and a maturity date three years after the date each installment was funded. Accordingly, $700,000 is due on March 1, 2009, $600,000 is due on April 12, 2009 and $700,000 is due on April 20, 2009. The debentures are convertible into common shares of the Company at the Applicable Percentage (as defined below) times the average of the lowest three (3) Trading Prices for the Common Stock during the twenty (20) Trading Day period prior to conversion. The "Applicable Percentage" means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the closing and (ii) 60% in the event that the Registration Statement becomes effective within one hundred and twenty days from the Closing. The convertible notes are collateralized by all equipment of the Company. Management reviewed embedded derivatives in accordance with SFAS No. 133 and found that bifurcation was not required. The Company valued the embedded options to determine if a mark-to-market adjustment is necessary. After valuing the embedded options, no mark-to-market adjustment was necessary at December 31, 2006. The Company simultaneously issued to the Investors seven-year warrants to purchase 3,000,000 shares of common stock at an exercise price of $1.00 and 3,000,000 warrants at an exercise price of $1.50 per share.

The significant terms of the callable secured convertible debentures (Notes) are as follows:

Contingent Interest Payments - any amount not paid when due requires a default interest rate of 15% per annum.

Suspension of Interest Payments - no interest will be due in any month when a trading price is greater than $0.9375 per share for each day of the month.

Call Option - the Company has the right to redeem the Notes at any time in which the Trading Price of their common stock is less than $0.75 per share. The Notes are callable at 140% of the principal amount outstanding plus accrued and unpaid interest.

Rockelle Corp. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

NOTE 4 - SECURED CONVERTIBLE DEBENTURES (continued)

Partial Prepayment Option - the Company has the right to call a portion of the Notes at any time in which the Trading Price of the common stock is less than $0.75 per share. The Notes are callable at 104% of outstanding principal and accrued and unpaid interest divided by 36, plus one month’s interest.

A private investment firm received a total commission of $160,000 (8% of the net proceeds of $2,000,000) for arranging this financing. In addition, Westminster received 100,000 shares of our common stock and 300,000 Series A warrants to purchase our common stock at an exercise price of $1.00 and 300,000 Series B warrants at an exercise price of $1.50.

The Company allocated a total of $1,603,051 of the value of the debentures towards the fair value of the warrants using the relative fair value method and recorded this amount to additional paid in capital. The remaining $396,949 was recorded as a net liability. The discount on the debentures is being amortized into expense over the term of the financing and amounted to $368,217 for the year ended December 31, 2006.

Through December 31, 2006, noteholders coverted $540,072 of principal value, respectively, into 10,852,800 shares of common stock, respectively.

The Company used the Black-Scholes model to calculate the fair value of the warrants and estimated the value of the Series A and Series B warrants to be $0.48 and $0.42 per warrant, respectively, as of March 1, 2006. The following assumptions were made in the calculation:

Stock price	$0.75
Exercise price	$1.00/$1.50
Stock volatility	68.7%
Risk-free rate	4.5%
Term	7 years
Dividend yield	0%

The Company valued the common stock and warrants issued to the private investment firm using the Black-Scholes model and the same assumptions as above. The 100,000 shares of common stock were valued at $0.75 per share, or $75,000, based upon the market price upon the closing date of the financing. The total value of the Series A warrants issued was $143,998 and the total value of the Series B warrants issued was $126,882. Total financing costs, including cash paid and common stock and warrants issued, amounted to $676,382. This amount was recorded on the balance sheet as deferred financing costs and is being amortized over the three year term of the financing or until conversion. Amortization of deferred financing costs amounted to $173,939 for the year ended December 31, 2006.

Interest expense on the debentures amounted to $76,981 for the year ended December 31, 2006.

Rockelle Corp. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

NOTE 5 - DEFERRED FINANCING COSTS, NET

Deferred financing costs of $676,382 were incurred in conjunction with the Convertible Debentures and consist of the following:

Cash	$311,927
Legal fees	18,575
Common stock	75,000
Series A Warrants	143,998
Series B Warrants	126,882

676,382
Less:

Transfer of unamortized
financing costs upon
conversion	(150,722)

Accumulated amortization	(173,939)

Deferred financing costs, net	$351,721

NOTE 6 - FRANCHISE OBLIGATION AND NOTE PAYABLE

In connection with the acquisition of its franchise area rights for “Taco Time” (see Note 3), and after making an initial payment of $100,000, Rockelle entered into a note payable for the balance of the franchise area rights fee. The note, in the amount of $200,000, provides for payments of $50,000 semi-annually with the first such payment being made in August 2006. Interest accrues on the unpaid balance at a rate of 12% per annum. As of December 31, 2006, Rockelle has recorded $40,000 in accrued interest on this note.

In June 2006, Riverhead entered into a five-year note payable for delivery equipment in the amount of $25,527. The note provides for monthly payments of $505, including interest at the rate of 6.99% per anum. Maturities of the note are as follows at December 31,:

2007	$4,576
2008	4,906
2009	5,260
2010	5,641
2011	2,972

Total	$23,355

Rockelle Corp. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

NOTE 7 - CONVENIENCE STORE OPERATIONS

In November 2005, Riverhead turned over the operations of one of its two convenience stores to the owner of the property. In exchange for turning over the operations, Riverhead received $30,000, which is equal to the amount of construction costs incurred to upgrade the facility. Accordingly, no gain or loss was recorded on the transaction.

In March 2006, Riverhead turned over the operations of its one remaining convenience store to the owner of the property. In exchange for turning over the operations, Riverhead received $75,000, which is equal to the amount of construction costs incurred with Krysta to upgrade the facility. Riverhead spent an additional $62,000 for equipment and improvements with third parties for which they were not reimbursed.

NOTE 8 - EARNINGS PER SHARE

Basic net income (loss) per common share exclude dilution and are computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share reflects the potential dilution that could occur if stock options or other contracts to issue common shares of the Company or its subsidiaries were exercised or converted to common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. For the years ended December 31, 2006 and 2005, diluted loss per share is the same as basic loss per share since the effect of all common stock equivalents was anti-dilutive due to the net loss. At December 31, 2006, there were 2,110,017 warrants issued that were considered to be dilutive securities that will dilute future earnings per share.

NOTE 9- INCOME TAXES

There was no income tax expense or benefit for federal and state income taxes in the consolidated statement of operations for years 2006 and 2005 due to the Company's net loss and valuation allowance on the resulting deferred tax asset.

The actual tax expense differs from the "expected" tax expense for the years ended December 31, 2006 and 2005 (computed by applying the U.S. Federal Corporate tax rate of 34% to income before taxes) as follows:

	2006	2005
Computed “expected tax benefit“	$(347,191)	$(250,383)
State income taxes	(91,904)	(66,278)
Change in deferred tax asset valuation	439,095	316,661
	$-	$-

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2006 are as follows:

Rockelle Corp. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

NOTE 9 - INCOME TAXES (continued)

Deferred tax asset:
Net operating loss carryforward	$778,614
Less: Valuation allowance	(778,614)
Net deferred tax asset	$-

At December 31, 2006, the Company had useable net operating loss carryforwards of approximately $2,290,000 for income tax purposes, available to offset future taxable income expiring in 2026.

The valuation allowance at January 1, 2006 was $339,519. The net change in the valuation allowance during the year ended December 31, 2006 was an increase of $439,095.

NOTE 10 - RELATED PARTY TRANSACTIONS

The Company contracted with Krysta Construction (“Krysta”), an entity owned and controlled by the Company’s principal stockholder, to perform construction work on its two convenience store facilities (see Note 1 and 5). Krysta charged the Company $105,500 for the year ended December 31, 2005. As of December 31, 2006, the Company owes $77,510 to Krysta for this work.

The principal stockholder loaned the Company funds to provide for working capital requirements. The balance due to the stockholder is $10,060 and is recorded as a loan from stockholder in the accompanying balance sheet as of December 31, 2006. The loan to stockholder is non-interest bearing and due upon demand.

During the year ended December 31, 2006, the Company purchased certain equipment and other smallwares from Krysta Food Corp., an entity owned and controlled by the Company’s principal stockholder. Such purchases amounted to $7,112.

The principal stockholder earned a salary of $200,000 for the year ended December 31, 2006. Such salary was paid in 2007 with shares of the Company’s stock (see Note 11).

NOTE 11 - COMMITMENTS AND CONTINGENCIES

The Company entered into various operating leases for certain of its kitchen and other equipment. Rent expense under these leases amounted to $11,301 for the year ended December 31, 2006. No expense was incurred in 2005.

Future minimum payments under the leases are as follows:

2007	$43,008
2008	43,008
2009	28,672

Total	$114,688

Rockelle Corp. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

NOTE 11 - COMMITMENTS AND CONTINGENCIES (continued)

The leases are collateralized by certificates of deposit in the amount of $200,000. Accordingly, these certificates of deposit have been separately classified as “restricted cash” on the Balance Sheet.

NOTE 12- SUBSEQUENT EVENTS

Subsequent to December 31, 2006, noteholders converted an additional $13,816 of principal value into 397,200 shares of common stock.

In January 2007, the principal stockholder of the Company received 2,857,143 shares of the Company’s stock in lieu of salary for services performed for the year ended December 31, 2006.

On January 10, 2007, we entered into an Agreement with Surety Financial Group, LLC (“Surety”), by which Surety would provide various investor relations services in exchange for 3,000,000 shares of our common stock.  Of the 3,000,000 shares, 1,000,000 shares will be issued upon the effective date of this registration statement, and the balance will be issued in increments of 200,000 shares to be delivered per month, commencing in the second month of the agreement for ten months for an additional 2,000,000 shares. As part of the Agreement, Surety will also be issued 500,000 warrants for shares of our common stock at a conversion price of 50% of average three lowest bid prices during the thirty-one days prior to the execution of said warrants. The shares underlying these warrants are not being registered at this time.

On January 26, 2007 we issued a warrant to purchase up to 4,000,000 shares of our common stock to Acacia Investors, LLC, an Illinois limited liability company (“Acacia”), at an exercise price per share equal to sixty-seven percent (67%) of the lowest closing bid price for the shares of Common Stock for the three (3) Trading Days immediately preceding such date.

On January 31, 2007, the Company entered into a Joint Venture Purchase Agreement with Frosted Mug Holdings, LLC (“Frosted”) to form a joint venture under the name FrostedRock, Inc. to engage together in the business of Stewarts Root Beer Drive in Restaurants ("Agreement"). In accordance with the Agreement, the Company shall hold a 51% partners interest in the joint venture, and Frosted shall hold a 49% partners interest. The general conduct of the business shall be controlled by an Operating Committee to be comprised of Gerald Stephen and John R. Frieri. The Company, as the Manager, shall be responsible for the day to day management of the operations of the joint venture, subject to the supervision of the JV Operating Committee. All income and property of Frosted will be contributed to the joint venture. In exchange, the Company shall be required to make the following payments to Frosted:

1.	$100,000 upon execution of the Agreement;
2.	$50,000 within 120 days from the date of the Agreement;
3.	$100,000 within 180 days from the date of the Agreement;
4.	$4,000,000 within one year from the date of the Agreement;
5.	Assumption or other disposition of the $2,700,000 note issued to Stewarts Restaurants, Inc. by Frosted within one year from the date of the Agreement; and
6.	$2,000,000 within two years from the date of the Agreement.

Upon completion of the $4,000,000 payment, Frosted shall transfer to the Company 66% of its total ownership interests in the joint venture and turn over complete control of the JV Operating Committee to the Company. Upon satisfaction of the $2,000,000 payment, Frosted shall completely relinquish the balance of its ownership interest in the joint venture.

In April, 2007, Kahala Corporation agreed to allow the Company to pay the 2007 franchise area rights annual installment of $50,000 by paying $25,000 by April 30, 2007 and the remaining $25,000 by May 10, 2007. The remaining balance outstanding accrues interest at a rate of 12% in accordance with the agreement.

ROCKELLE CORP.
15,932,653  SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

UNTIL __________, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS’ OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Delaware Statutes provides for the indemnification of officers, directors, employees, and agents. A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933.Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$34.24
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$0
Accounting fees and expenses	$10,000.00
Legal fees and expense	$10,000.00
Blue Sky fees and expenses	$0
Miscellaneous	$0
Total	$20,034,24

(1) Estimated

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On September 19, 2003, we issued 100,000 shares to Scott Raleigh for services rendered as our founder. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Scott Raleigh had the necessary investment intent as required by Section 4(2) since he agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction. In May 2004, Scott Raleigh transferred the 100,000 shares to Gerard Stephan pursuant to a stock purchase agreement and pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.

In May 2004, we issued 19,100,000 shares to Gerald Stephan as compensation for services rendered as our President and CEO. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Stephan had the necessary investment intent as required by Section 4(2) since he agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In April 2005, we completed a Regulation D, Rule 506 Offering in which we issued a total of 303,030 shares of our common stock to 37 shareholders at a price per share of $1.00 for an aggregate offering price of $289,600. We issued the shareholders that purchased shares through our private placement a 5% share bonus in consideration for amending the price of the offering from $.10 to $1.00.

MICHAEL A. STEPHAN	21,000
KIMBERLY A. STEPHAN	105
JOESEPH COLE	21,000
MICHAEL J. DEMARTINO	10,500
EVELYN A. DEMARTINO	10,500
SAM F. ACRI	10,500
FLORAL LLP	52,500
ANTHONY STEPHAN	525
ELIZABETH STEPHAN	525
WALTER HENRY	1,050
WILLIAN FLYNN	10,500
JOSEPH VENDERBURG	2,100
MICHAEL OBRIEN	21,000
EMANUEL SAMMARTINO	13,125
DENISE SAMMARTINO	13,125
EMANUEL V. SAMMARTINO	5,250
DOMINICK J. DEMASI	15,750
LEE SAMMARTINO	10,500

ANTHONY CICIO	10,500
MICHAEL DE GAETANO	2,625
JOSEPH CALANO	5,250
AMY VERSCHURE	1,050
JAMES CELANO	5,250
NELSON VITALE	1,575
MICHELE VITALE	1,575
DR. DONALD CHIAPETTA	2,625
MANDY CHIAPETTA	2,625
RICHARD DEMASI	2,100
Y. KAY YANCEY	1,050
CHRISTINA DUCKER	10,500
CLAIRE PISCITELLI	10,500
ANTHONY CAVAGNARO	5,250
ANET & THOMAS MANGIARACINA	2,625
RICHARD & SHARON HOPKINS	2,625
ROCKY RIVERA	5,250
ROBERT J. DELEO JR	5,250
JUDITH W. CELAURO	5,250

The Common Stock issued in our Regulation D, Rule 506 Offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933. In accordance with Section 230.506 (b)(1) of the Securities Act of 1933, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. ss.230.506:

(A) No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B) At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 17 (d) of the Exchange Act; or (2) an “investment company” within the meaning of the federal securities laws.

(C) Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D) The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(E) None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in December 2004 were restricted in accordance with Rule 144 of the Securities Act of 1933. In addition, the offering was sold to less than 35 non-accredited investors. Based upon same we believe that this offering has complied with the requirements of Rule 506(b)(2).

In March 2005, we issued 10,500 shares to 67 South Washington Ave. Realty LLC as compensation for plumbing services. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, 67 South Washington Ave. Realty LLC had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act.

This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In May 2005, we issued 50,000 shares to Anslow & Jaclin, LLP for legal services rendered. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Anslow & Jaclin, LLP had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On February 16, 2006, we issued a total of 100,000 shares in the following manner: Robert Onesti-35,000 shares; Todd DeMatteo-35,000 shares; and Westminster Securities Corp.-30,000 shares. Such shares were issued pursuant to an engagement letter for services rendered between us and Westminster Securities Corp. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On March 3, 2006 (the “Issuance Date”), we entered into a Securities Purchase Agreement with AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (the “Investors”), whereby the Investors purchased an aggregate of (i) $2,000,000 in Callable Secured Convertible Notes (the “Notes”) and (ii) warrants to purchase 6,000,000 shares of our common stock (the “Warrants”). The market price for the Company’s common stock on March 3, 2007 (the “Issuance Date”) was $0.80 per share based on the closing price that day. Using the market price per share as of the Issuance Date, the maximum aggregate dollar value of the6,077,510 common shares underlying the Notes that the Company is registering herein for resale is $4,862,008. The funding of $2,000,000 (we received net proceeds of $1,840,000) was completed upon the date our Form SB-2 Registration Statement filed with the SEC on April 6, 2006 became effective with the following parties and evidenced by callable secured convertible notes: AJW Capital Partners, LLC invested $230,000; AJW Offshore, Ltd. invested $1,176,000; AJW Qualified Partners, LLC invested $564,000; and New Millenium Capital Partners II, LLC invested $30,000. The parties received the following amount of Series A Warrants, exercisable at $1.00 per share: AJW Capital Partners, LLC - 120,750 warrants; AJW Offshore, Ltd. - 617,400 warrants; AJW Qualified Partners, LLC - 296,100 warrants; and New Millenium Capital Partners II, LLC - 15,750 warrants. The parties received the following amount of Series B warrants, exercisable at $1.50 per share: AJW Capital Partners, LLC - 120,750 warrants; AJW Offshore, Ltd. - 617,400 warrants; AJW Qualified Partners, LLC - 296,100 warrants; and New Millenium Capital Partners II, LLC - 15,750 warrants. Such Notes and Warrants were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933 and qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of Note and Warrants offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In July, 2006, we issued 1,000,000 shares to Surety Financial Group, LLP, in consideration for services to be provided. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.”

Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In September 2006, we issued 100,000 shares to Michael Stephan in consideration for his appointment to our Board of Directors; 100,000 shares to Gerard Stephan, Jr. in consideration for his appointment to our Board of Directors; and 100,000 shares to Warren Rothouse in consideration for his appointment to our Board of Directors. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act.

This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On January 26, 2007 we issued a warrant to purchase up to 4,000,000 shares of our common stock to Acacia Investors, LLC, an Illinois limited liability company (“Acacia”), at an exercise price per share equal to sixty-seven percent (67%) of the lowest closing bid price for the shares of Common Stock for the three (3) Trading Days immediately preceding such date.  The following table discloses the total possible profit Selling Stockholders could realize as a result of the cashless exercise of the Warrants.  Such warrants were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. These warrants qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, this shareholder had the necessary investment intent as required by Section 4(2) since it agreed to and received a warrant bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act.

On January 10, 2007, we entered into an Agreement with Surety Financial Group, LLC (“Surety”), by which Surety would provide various investor relations services in exchange for 3,000,000 shares of our common stock. Of the 3,000,000 shares, 1,000,000 shares will be issued upon the effective date of this registration statement, and the balance will be issued in increments of 200,000 shares to be delivered per month, commencing in the second month of the agreement for ten months for an additional 2,000,000 shares. As part of the Agreement, Surety will also be issued 500,000 warrants for shares of our common stock at a conversion price of 50% of average three lowest bid prices during the thirty-one days prior to the execution of said warrants. The shares underlying these warrants are not being registered at this time. The agreement to issue such is based upon an exemption from registration under Section 4(2) of the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors.

In January 2007 we issued a total of 2,857,143 shares to Gerard Stephan as payment for the $200,000 owed to Mr. Stephan under his employment agreement with us. The shares were valued at the market price of $.07 per share. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Stephan had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.
We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

ITEM 27. EXHIBITS.

EXHIBIT	DESCRIPTION

3.1	Articles of Incorporation and Amendments*
3.2	By-Laws*
5.1	Opinion and Consent of Anslow & Jaclin, LLP
10.1	Securities Purchase Agreement for $2,000,000 Financing****
10.2	Form of Callable Secured Convertible Note ****
10.3	Registration Rights Agreement ****
10.4	Area Representation Agreement with Kahala Franchise Corp.**
10.5	Multiple Unit Development Agreement between Frosted Mug Holdings, LLC and Rockelle Corp. dated March 16, 2006. ***
10.6	Employment Agreement for Gerard Stephan*****
10.7	Consulting Agreement with Surety Financial Group, LLC******
10.8	Warrant Agreement with Acacia Investors, LLC******
21.1	Subsidiaries *****
23.1	Consent of Infante & Company
24.1	Power of Attorney (included on signature page of Registration Statement)

*	Filed with the Form 10-SB filed with the SEC on October 9, 2003.
**	Filed with the Form SB-2 filed with the SEC on May 10, 2006.
***	Filed with the Form 8-K filed with the SEC on March 16, 2006.
****	Filed with the Form SB-2 filed with the SEC on April 7, 2006.
*****	Filed with the Form SB-2 filed with the SEC on September 19, 2006.
******	Filed with the Form SB-2 filed with the SEC on January 30, 2007

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a) Rule 415 Offering Undertaking:

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to he purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (Sec. 230.424);

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(d) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Miller Place, State of New York on May 22, 2007.

By:	/s/ Gerald Stephan
Gerald Stephan
President, Chief Executive Officer,
Chief Financial Officer and Director

POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Gerald Stephan, true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

By:	/s/ Gerald Stephan	President, Chief Executive Officer,	Dated: May 22, 2007
	Gerald Stephan	Chief Financial Officer, Principal Accounting Officer, and Director

By:	/s/ Gerald Stephan, Jr.	Director	Dated: May 22, 2007
Gerald Stephan, Jr.

By:	/s/ Warren Rothouse	Director	Dated: May 22, 2007
Warren Rothouse

By:	/s/ Michael Stephan	Director	Dated: May 22, 2007
Michael Stephan